As filed with the Securities and Exchange Commission on December 22, 2010

Registration No. 333-146916

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM F-1
ON FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GREEN POWER ENTERPRISES, INC.

(Exact name of registrant as specified in its constitutional documents)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Av Brig. Faria Lima
1485-19 Andar
Brasilinvest Plaza CEP 01452-002
Sao Paulo
Brazil
(55) 1130947970

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Fernando Garnero, President
Green Power Enterprises, Inc.
Av Brig. Faria Lima
1485-19 Andar
Brasilinvest Plaza CEP 01452-002
Sao Paulo
Brazil
(55) 1130947970

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 (212) 818-8800 (212) 818-8881 — Facsimile	Yvan-Claude Pierre, Esq. William N. Haddad, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 (212) 335-4500 (212) 335-4501 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Ordinary Share, $.0001 par value, and one Warrant(2)	5,750,000 Units	$10.00	$57,500,000	$4,099.75
Ordinary Shares included as part of the Units(2)	5,750,000 Shares	—	—	—	(3)
Warrants included as part of the Units(2)	5,750,000 Warrants	—	—	—	(3)
Ordinary Shares underlying the Warrants included in the Units(4)	5,750,000 Shares	$7.50	$43,125,000	$3,074.82
Representative’s Unit Purchase Option	1	$100	$100	—	(3)
Units underlying the Representative’s Unit Purchase Option (“Representative’s Units”)(4)	250,000 Units	$12.50	$3,125,000	$222.82
Ordinary Shares included as part of the Representative’s Units(4)	250,000 Shares	—	—	—	(3)
Warrants included as part of the Representative’s Units(4)	250,000 Warrants	—	—	—	(3)
Ordinary Shares underlying the Warrants included in the Representative’s Units(4)	250,000 Shares	$7.50	$1,875,000	$133.69
Total			$105,625,100	$7,531.08	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 750,000 Units and 750,000 Ordinary Shares and 750,000 Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the Warrants.
(5)	The fee has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DECEMBER 22, 2010

$50,000,000

Green Power Enterprises, Inc.

5,000,000 Units

Green Power Enterprises, Inc. is a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region although we initially intend to focus on the renewable energy industry in Brazil. If we have not completed a business combination by , 2012 [eighteen months from the closing of this offering] or by , 2012 [twenty-four months from the closing of this offering] if we have executed a letter of intent, memorandum of understanding or definitive agreement for a business combination prior to , 2012 [eighteen months from the closing of this offering], we will liquidate the trust account and distribute the proceeds held therein to our public shareholders.

We will either (i) seek shareholder approval of an initial business combination at a meeting called for such purpose at which shareholders may vote on the proposed business combination and seek to convert their shares, regardless of whether they vote for or against the proposed business combination, or (ii) provide our shareholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a shareholder vote), in each case subject to the limitations described herein. Any conversions or sales to us will be effected as repurchases under Cayman Islands law. The decision as to whether we will seek shareholder approval of a proposed business combination or allow shareholders to sell their shares to us in a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek shareholder approval. We will consummate our initial business combination only if holders of less than 90% of our public shares elect to convert their shares (if we seek shareholder approval) or sell their shares to us (if we engage in a tender offer) and, solely if we seek shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the business combination.

This is an initial public offering of our securities. Each unit that we are offering has a price of $10.00 and consists of one ordinary share and one warrant. Each warrant entitles the holder to purchase one ordinary share at a price of $7.50. Each warrant will become exercisable upon the completion of an initial business combination and will expire fve years after the completion of an initial business combination, or earlier upon redemption.

We have granted Rodman & Renshaw, LLC, the representative of the underwriters, a 45-day option to purchase up to 750,000 units (over and above the 5,000,000 units referred to above) solely to cover over-allotments, if any.

Our initial shareholders have committed to purchase from us an aggregate of 4,050,000 warrants, or “insider warrants,” at $0.50 per warrant (for a total purchase price of $2,025,000). Additionally, the underwriters in this offering have committed to purchase 1,000,000 warrants at a price of $0.50 per warrant, for an aggregate purchase price of $500,000. We refer to these warrants as the “underwriter warrants.” These purchases will take place on a private placement basis simultaneously with the consummation of this offering. All of the proceeds we receive from the purchases will be placed in the trust account described below.

There is presently no public market for our units, ordinary shares or warrants. The ordinary shares and warrants will begin separate trading five trading days following the earlier to occur of the expiration or termination of the over-allotment option and its exercise in full. We intend to apply to have the units, and the ordinary shares and warrants once they begin separate trading, listed on the NYSE Amex under the symbols ,  and , respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 19 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No offer or invitation to subscribe for shares may be made to the public in the Cayman Islands.

	Public Offering Price	Underwriting Discount and Commissions	Proceeds, Before Expenses, to Us
Per unit	$10.00	$0.32	$9.68
Total	$50,000,000	$1,600,000	$48,400,000

Upon consummation of the offering, an aggregate of $50,355,000 or $10.071 per unit sold to the public in this offering (or $57,615,000 or $10.02 per unit sold to the public in the offering if the over-allotment option is exercised in full) will be deposited into a trust account at JPMorgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except as described in this prospectus, these funds will not be released to us until the earlier of the completion of a business combination and the liquidation of the trust account upon our failure to consummate a business combination within the required time period (which may not occur until , 2012).

We are offering the units for sale on a firm-commitment basis. Rodman & Renshaw, LLC, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about , 2010.

Rodman & Renshaw, LLC	EarlyBirdCapital, Inc.

, 2010

Green Power Enterprises, Inc.

i

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus:

•	references to “we,” “us” or “our company” refer to Green Power Enterprises, Inc.;
•	“initial shareholders” refers to all of our shareholders immediately prior to this offering, including all of our officers and directors to the extent they hold such shares;
•	“initial shares” refers to the 1,437,500 ordinary shares currently held by our initial shareholders (including up to an aggregate of 187,500 ordinary shares subject to compulsory repurchase by us to the extent that the underwriters’ over-allotment option is not exercised in full or in part) after taking into account a contribution back to capital of an aggregate of 4,812,500 ordinary shares in November 2010;
•	“insider warrants” refers to the 4,050,000 warrants we are selling privately to our initial shareholders upon consummation of this offering;
•	“underwriter warrants” refers to the 1,000,000 warrants we are selling privately to the underwriters in this offering upon consummation of this offering;
•	references to “US Dollars” and “$” are to the legal currency of the United States;
•	“Companies Law” refers to the Companies Law (2010 Revision) of the Cayman Islands as the same may be amended from time to time;
•	the term “public shareholders” means the holders of the ordinary shares which are being sold as part of the units in this public offering (whether they are purchased in the public offering or in the aftermarket), including any of our initial shareholders to the extent that they purchase such shares; and
•	the information in this prospectus assumes that the representative of the underwriters will not exercise its over-allotment option.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

We are a Cayman Islands company incorporated on July 18, 2007 as an exempted company with limited liability. Exempted companies are Cayman Islands companies wishing to conduct business outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Law. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We were formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.” While our efforts to identify a prospective target business will not necessarily be limited to a particular industry or geographic region, we initially intend to focus our search in the renewable energy industry in Brazil.

We do not have any specific business combination under consideration and we have not (nor has anyone on our behalf), directly or indirectly, contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction. We have not (nor have any of our agents or affiliates) been approached by any candidates (or representative of any candidates) with respect to a possible acquisition transaction with our company. We have also not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate any such acquisition candidate.

If we have not completed a business combination by , 2012 [eighteen months from the closing of this offering] or by , 2012 [twenty-four months from the closing of this offering] if we have executed a letter of intent, memorandum of understanding or definitive agreement for a business combination prior to , 2012 [eighteen months from the closing of this offering], we will liquidate the trust account and distribute the proceeds held therein to our public shareholders.

Our initial business combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the trust account at the time of the execution of a definitive agreement for such business combination, although this may entail simultaneous acquisitions of several target businesses. The fair market value of the target will be determined by our board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The target business or businesses that we acquire may have a collective fair market value substantially in excess of 80% of the trust account balance. In order to consummate such a business combination, we may issue a significant amount of our debt or equity securities to the sellers of such business and/or seek to raise additional funds through a private offering of debt or equity securities. There are no limitations on our ability to incur debt or issue securities in order to consummate a business combination. Since we have no specific business combination under consideration, we have not entered into any such arrangement to issue our debt or equity securities and have no current intention of doing so.

We currently anticipate structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure a business combination where we merge directly with the target business or where we acquire less than 100% of such interests or assets of the target business. If we acquire less than 100% of the equity interests or assets of the target business, we will not enter into a business combination unless either we or our public shareholders acquire at least a controlling interest in the target business (meaning not less than 50.1% of the voting equity interests in the target or all or substantially all of the assets of such target).

In connection with any proposed business combination, we will either (i) seek shareholder approval of an initial business combination at a meeting called for such purpose at which shareholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, or (ii) provide our shareholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, in each case subject to the limitations described herein. All sales of shares by shareholders to us in connection with any tender offer will be effected as repurchases under Cayman Islands law. The decision as to whether we will seek shareholder approval of a proposed business combination or will allow shareholders to sell their shares to us in a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek shareholder approval. The amount in the trust account is initially anticipated to be approximately $10.071 per share (or $10.02 if the over-allotment option is exercised in full). Unlike other blank check companies which require shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and related conversions of public shares for cash upon consummation of such initial business combinations even when a vote is not required by law, we will have the flexibility to avoid such shareholder vote and allow our shareholders to sell their shares pursuant to Rule 13e-4 and Regulation 14E of the Securities Exchange Act of 1934, as amended, or Exchange Act, which regulate issuer tender offers. In that case, we will file tender offer documents with the Securities and Exchange Commission, or SEC, which will contain substantially the same financial and other information about the initial business combination as is required under the SEC’s proxy rules. We will consummate our initial business combination only if holders of less than 90% of our public shares elect to convert (in the case of a shareholder meeting) or sell their shares to us (in the case of a tender offer) and, solely if we seek shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the business combination. In connection with any vote for a proposed business combination, all of our initial shareholders, as well as all of our officers and directors, have agreed to vote the ordinary shares owned by them immediately before this offering as well as any ordinary shares acquired in this offering or in the aftermarket in favor of such proposed business combination. Additionally, our initial shareholders, as well as all of our officers and directors, have agreed not to convert any shares in connection with a shareholder vote to approve a proposed initial business combination or to sell their shares to us pursuant to any tender offer described above.

Our principal executive offices are located at Av Brig. Faria Lima, 1485-19 Andar, Brasilinvest Plaza CEP 01452-002, Sao Paulo, Brazil and our telephone number is (55) 1130947970.

The Offering

Securities offered
5,000,000 units, at $10.00 per unit, each unit consisting of one ordinary share and one warrant.
Trading commencement and separation of ordinary shares and warrants
The units will begin trading on or promptly after the date of this prospectus. The ordinary shares and warrants comprising the units will begin separate trading five trading days following the earlier to occur of the expiration or termination of the over-allotment option and its exercise in full, subject to our having filed the Form 8-K described below and having issued a press release announcing when such separate trading will begin.
Once the ordinary shares and warrants commence separate trading, holders will have the option to continue to hold units or separate their units into the component pieces. Holders will need to have their brokers contact our transfer agent in order to separate the units into ordinary shares and warrants.
We will file a Current Report on Form 8-K with the SEC, including an audited balance sheet, promptly upon the consummation of this offering, which is anticipated to take place three business days from the date the units commence trading. The audited balance sheet will reflect our receipt of the proceeds from the exercise of the over-allotment option if the over-allotment option is exercised on the date of this prospectus. If the over-allotment option is exercised after the date of this prospectus, we will file an amendment to the Form 8-K or a new Form 8-K to provide updated financial information to reflect the exercise and consummation of the over-allotment option.
Securities being purchased by insiders and underwriters
In July 2007, our original shareholders purchased an aggregate of 6,250,000 ordinary shares for $25,000, or approximately $0.004 per share. In November 2010, our original shareholders sold to us an aggregate of 4,812,500 ordinary shares, which were effected as repurchases under Cayman Islands law. The remaining 1,437,500 initial shares currently held by our initial shareholders includes an aggregate of up to 187,500 ordinary shares subject to compulsory repurchase by us to the extent that the over-allotment option is not exercised by the underwriters in full or in part. The initial shareholders will be required to have only a number of ordinary shares compulsorily repurchased by us necessary to maintain their 20% ownership interest in our ordinary shares after giving effect to the offering and exercise, if any, of the underwriters’ over-allotment option.
Simultaneously with the consummation of this offering, our initial shareholders will purchase 4,050,000 insider warrants at $0.50 per warrant (for a total purchase price of approximately $2,025,000) pursuant to letter agreements among us. Additionally, the underwriters in this offering will purchase 1,000,000 underwriter warrants at $0.50 per warrant (for a total purchase price of $500,000) pursuant to a letter agreement among us. These purchases will take place on a private placement basis. The amounts to be paid upon consummation of the private placements will be placed in escrow with our counsel prior to the effectiveness of this registration statement. The insider warrants and underwriter warrants will be identical to the warrants underlying the units being offered by this prospectus except that they will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The purchasers have agreed that the insider warrants will not be sold or transferred by them (except to certain permitted transferees) until after we have completed an initial business combination.
Ordinary shares:

Number outstanding before this offering
1,437,500 shares(1)
Number to be outstanding after this offering
6,250,000 shares(2)
Warrants:

Number outstanding before this offering
0 warrants
Number to be sold to insiders and underwriters
5,050,000 warrants
Number to be outstanding after this offering and sale to insiders and underwriters
10,050,000 warrants
Exercisability
Each warrant is exercisable for one ordinary share.
Exercise price
$7.50. No public warrants will be exercisable for cash unless we have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

(1)	This number includes an aggregate of 187,500 ordinary shares held by our initial shareholders that are subject to compulsory repurchase by us if the over-allotment option is not exercised by the underwriters.
(2)	Assumes the over-allotment option has not been exercised and an aggregate of 187,500 ordinary shares held by our initial shareholders have been compulsorily repurchased by us.

Exercise period
The warrants will become exercisable upon the completion of an initial business combination. The warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption.
Redemption
We may redeem the outstanding warrants (excluding the insider warrants and underwriter warrants but including any outstanding warrants issued upon exercise of the unit purchase option issued to Rodman & Renshaw):
• in whole and not in part,
• at a price of $0.01 per warrant at any time while the warrants are exercisable,
• upon a minimum of 30 days’ prior written notice of redemption,

•

if, and only if, the last sales price of our ordinary shares equals or exceeds $15.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption, and

• if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.
If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $15.00 trigger price as well as the $7.50 warrant exercise price after the redemption notice is issued.
The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our ordinary shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.
Listing of our securities and proposed symbols
There is presently no public market for our units, ordinary shares or warrants. We intend to apply to have the units, and the ordinary shares and warrants once they begin separate trading, listed on the NYSE Amex under the symbols , and , respectively. Although, after giving effect to this offering, we meet on a pro forma basis the minimum initial listing standards of the NYSE Amex Company Guide, which generally only requires that we meet certain requirements relating to shareholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that our securities will continue to be listed on the NYSE Amex as we might not meet certain continued listing standards.
Offering proceeds to be held in trust
$47,830,000 of the net proceeds of this offering (or $55,090,000 if the over-allotment option is exercised in full), plus the $2,525,000 we will receive from the sale of the insider warrants and underwriter warrants, for an aggregate of $50,355,000 or $10.071 per unit sold to the public in this offering (or an aggregate of $57,615,000 or $10.02 if the over-allotment option is exercised in full), will be placed in a trust account at JPMorgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee pursuant to an agreement to be signed on the date of this prospectus. Except as set forth below, these proceeds will not be released until the earlier of the completion of an initial business combination and the liquidation of our trust account upon our failure to consummate a business combination within the required time period. Therefore, unless and until an initial business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business.
Notwithstanding the foregoing, there can be released to us from the trust account (i) amounts necessary to purchase up to 25% of the shares sold in this offering, as described in more detail below, (ii) any interest earned on the funds in the trust account that we need to pay our income or other tax obligations and (iii) any remaining interest earned on the funds in the trust account that we need for our working capital requirements. With these exceptions, expenses incurred by us may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (estimated to initially be $100,000).
None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.
Limited payments to insiders
Prior to the consummation of a business combination, there will be no fees, reimbursements or other cash payments paid to our initial shareholders, officers, directors or their affiliates prior to, or for any services they render in order to effectuate, the consummation of a business combination (regardless of the type of transaction that it is) other than:
• repayment at the closing of this offering of a $175,000 non-interest bearing loan made by Mario Garnero, our Chairman of the Board;
• payment of $10,000 per month to Brasilinvest Group, an affiliate of Fernando Garnero, our President, for office space and related services; and

•

reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations.

There is no limit on the amount of out-of-pocket expenses reimbursable by us. Our audit committee will review and approve all reimbursements and payments made to any initial shareholder or member of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee will be reviewed and approved by our Board of Directors, with any interested director abstaining from such review and approval.
Shareholder approval of, or tender offer in connection with, initial business combination
In connection with any proposed initial business combination, we will either (i) seek shareholder approval of such initial business combination at a meeting called for such purpose at which shareholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, or (ii) provide our shareholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, in each case subject to the limitations described herein. The decision as to whether we will seek shareholder approval of a proposed business combination or will allow shareholders to sell their shares to us in a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek shareholder approval. The amount in the trust account is initially anticipated to be approximately $10.071 per share, or approximately $10.02 per share if the underwriters’ over-allotment option is exercised in full. Unlike other blank check companies which require shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and related conversions of public shares for cash upon consummation of such initial business combinations even when a vote is not required by law, we will have the flexibility to avoid such shareholder vote and allow our shareholders to sell their shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act which regulate issuer tender offers. In that case, we will file tender offer documents with the SEC which will contain substantially the same financial and other information about the initial business combination as is required under the SEC’s proxy rules. We will consummate our initial business combination only if holders of less than 90% of our public shares elect to convert their shares (in the case of a shareholder meeting) or sell their shares to us (in the case of a tender offer) and, solely if we seek shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the business combination. Our initial shareholders have agreed (i) to vote their shares in favor of any proposed business combination, (ii) not to convert any shares in connection with a shareholder vote to approve a proposed initial business combination and (iii) not to sell their shares to us pursuant to any tender offer described above.
The 90% threshold is different from the thresholds used by most blank check companies. Traditionally, blank check companies would not be able to consummate a business combination if the holders of the company’s public shares voted against a proposed business combination and elected to convert more than a much smaller percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies have been unable to complete business combinations because the amount of shares voted by their public shareholders electing conversion exceeded the maximum conversion threshold pursuant to which such company could proceed with a business transaction.
If the business combination is not consummated, public shareholders will not be entitled to convert or sell their shares to us. Public shareholders who convert or sell their shares will continue to have the right to exercise any warrants they may hold if the business combination is consummated.
Shareholder approval procedures if meeting held
If we seek shareholder approval of any proposed initial business combination, we will not consummate any such business combination unless it is approved by a majority of the outstanding shares voted at the meeting to approve such business combination. No public shareholder, whether acting singly or with any affiliate or other person acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be permitted, without our prior consent, to exercise voting rights on any proposal submitted for consideration at a meeting relating to a proposed business combination (including proposals to remove all blank-check related provisions from our amended and restated memorandum and articles of association) with respect to more than 10% of the shares sold in this offering. Accordingly, all shares sold in this offering beneficially owned (as defined in Section 13(d)(3) of the Exchange Act) by a public shareholder (or shareholders if they are acting in concert or as a group) in excess of 10% (the “Excess Shares”) shall be voted by our management in favor of all proposals submitted for consideration at such meeting. We believe this restriction will prevent a single shareholder or “group” from obstructing all shareholders’ ability to consider and vote upon a transaction by accumulating large blocks of shares before the vote held to approve a proposed business combination and attempt to force us to purchase its shares at a significant premium to the then current market price or provide it with some other form of inducement in exchange for its agreement to vote in favor of the proposed business combination. By limiting a shareholder’s ability to vote with respect to no more than 10% of the shares sold in this offering, we believe we have limited the ability of a small group of shareholders to block a transaction which is favored by our other public shareholders. However, this limitation also makes it easier for us to complete a business combination which is opposed by significant public shareholders.
In connection with any vote for a proposed business combination, all of our initial shareholders, as well as all of our officers and directors, have agreed to vote the ordinary shares owned by them immediately before this offering as well as any ordinary shares acquired in this offering or in the aftermarket in favor of such proposed business combination. None of our officers, directors, initial shareholders or their affiliates has indicated any intention to purchase units in this offering or any units or ordinary shares in the open market or in private transactions. However, if a significant number of shareholders vote, or indicate an intention to vote, against a proposed business combination, our officers, directors, initial shareholders or their affiliates could make such purchases in the open market or in private transactions in order to influence the vote.
If a shareholder meeting is held, we will proceed with a business combination only if (i) a majority of the outstanding ordinary shares voted are voted in favor of the business combination and (ii) public shareholders owning less than 90% of the total number of shares sold in this offering exercise their conversion rights described below, regardless of whether they are voting for or against the proposed business combination (provided that a quorum is in attendance at the meeting, in person or by proxy).
Additionally, if holders of shares sold in this offering indicate an intention to vote against a proposed business combination and/or seek conversion of their shares into cash, we may negotiate arrangements to provide for the purchase of such shares at the closing of such business combination using funds held in the trust account. The purpose of such arrangements would be to increase the likelihood of satisfaction of the requirements that (A) the holders of a majority of our ordinary shares outstanding vote in favor of a proposed business combination and (B) that holders of fewer than 90% of the total number of shares sold in this offering demand conversion of their shares into cash, regardless of whether they are voting for or against the proposed business combination, where it appears that such requirements would otherwise not be met. All shares to be purchased pursuant to such arrangements would be voted in favor of the proposed business combination. The maximum cash purchase price that will be offered by us to the holders of shares will be the per-share conversion price at the time of the business combination. However, if we pay fees to third parties (“aggregators”) to assist us in purchasing shares (and thereby influencing the vote), such fees could reduce the resulting per share book value of our combined company following the transaction. The proxy materials sent to shareholders in connection with a vote on a proposed business combination would disclose the risks of engaging aggregators and that the fees payable to such aggregators could have an impact on the resulting per share book value following the transaction. The depletion of the funds in our trust account used for the foregoing purposes could impact our ability to consummate the business combination (for instance, if a condition to consummating the business combination is that the target has access to a minimum amount of funds from our trust account following the closing). Additionally, the funds in our trust account that are so used will not be available to us after the merger and therefore we may not have sufficient funds to effectively operate our business going forward. Nevertheless, we believe entering into these types of transactions could still be in our remaining shareholders’ best interests because the transaction would be able to be completed rather than forcing us to liquidate the trust account when such remaining shareholders favored the transaction.
Conversion rights if shareholder meeting held
In connection with any shareholder meeting called to approve a proposed initial business combination, each public shareholder will have the right, regardless of whether he is voting for or against such proposed business combination, to demand that we convert his shares into a pro rata share of the trust account. Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 10% or more of the ordinary shares sold in this offering. Accordingly, all Excess Shares purchased by a holder will not be converted to cash. We believe this restriction will prevent an individual shareholder or “group” from accumulating large blocks of shares before the vote held to approve a proposed business combination and attempt to use the conversion right as a means to force us or our management to purchase its shares at a significant premium to the then current market price. By limiting a shareholder’s ability to convert no more than 10% of the ordinary shares sold in this offering, we believe we have limited the ability of a small group of shareholders to unreasonably attempt to block a transaction which is favored by our other public shareholders.
We may also require public shareholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to our transfer agent at any time through the vote on the business combination or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting holder. Once the shares are converted by the beneficial holder, and effectively repurchased by us under Cayman Islands law, the transfer agent will then update our Register of Shareholders to reflect all conversions.
The proxy solicitation materials that we will furnish to shareholders in connection with the vote for any proposed business combination will indicate whether we are requiring shareholders to satisfy such certification and delivery requirements. Accordingly, a shareholder would have from the time the shareholder received our proxy statement through the vote on the business combination to deliver his shares if he wishes to seek to exercise his conversion rights. This time period varies depending on the specific facts of each transaction. However, as the delivery process can be accomplished by the shareholder, whether or not he is a record holder or his shares are held in “street name,” in a matter of hours by simply contacting the transfer agent or his broker and requesting delivery of his shares through the DWAC System, we believe this time period is sufficient for an average investor. However, we cannot assure you of this fact. Please see the risk factor titled “We may require shareholders who wish to convert their shares in connection with a proposed business combination to comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising their rights” for further information on the risks of failing to comply with these requirements.
Permitted repurchases of shares
Prior to the consummation of a business combination, there can be released to us from the trust account amounts necessary to repurchase up to 25% of the shares sold in this offering (1,250,000 shares, or 1,437,500 shares if the over-allotment option is exercised in full) at any time commencing after the filing of a Current Report on Form 8-K announcing the execution of a definitive agreement for our initial business combination. Repurchases will be made only in open market transactions at times when we are not in possession of any material non-public information. It is intended that repurchases will comply with the technical requirements of Rule 10b-18 (including timing, pricing and volume of purchases) under the Exchange Act (although the purchases will not actually be effectuated under Rule 10b-18) at prices (inclusive of commissions) not to exceed the per-share amount then held in trust (initially approximately $10.071 per share, or $10.02 if the over-allotment option is exercised in full). We can repurchase any or all of the 1,250,000 shares (or 1,437,500 shares if the over-allotment option is exercised in full) we are entitled to repurchase. It will be entirely in our discretion as to how many shares are repurchased, when repurchases are made and at what prices (provided the price does not exceed the per-share amount then held in trust). Repurchasing decisions will be made based on various factors, including the then current market price of our ordinary shares and the terms of the proposed business combination. All shares repurchased by us will be immediately cancelled and will be available for future issuance.
Because public shareholders have the right to seek conversion or sell their shares back to us in a tender offer as described above, such shareholders would be entitled to receive a pro rata share of the funds held in our trust account if the business combination is consummated. Accordingly, such a shareholder would have to wait until after the closing of the proposed business combination in order to receive his share of the funds in the trust account. Alternatively, such a shareholder could seek to sell his shares in the open market prior to the consummation of a proposed business combination. Our ability to repurchase such shares at prices not to exceed the per-share amount then held in trust could provide a readily available market for a public shareholder wishing to sell his shares immediately. At the same time, by agreeing to pay no more than the per-share amount then held in trust for such shares, the resulting per-share conversion or liquidation price for all of our other public shareholders increases (or at worst, remains constant) because we may have paid less to the selling shareholder than we would have had to pay had such shareholder sought conversion or sold his shares to us in a tender offer.
The foregoing may have the effect of making it easier for us to complete our initial business combination because the conversion threshold will remain constant at a percentage of the shares sold in this offering even if we repurchase ordinary shares in the open market. As a result, the conversion threshold will effectively represent a greater percentage of the number of outstanding shares that may be converted to the extent we make any such repurchases. Additionally, as there would be fewer shares outstanding that might have had the intention of voting against any proposed business combination or seeking to sell shares back to us in a tender offer following such repurchases, it may make it easier for us to consummate such a business combination. However, if we made such repurchases, (i) we would have less cash immediately available to us to complete a proposed business combination and therefore may be required to obtain third-party financing and it would result in less cash being available for use as working capital following the business combination.

Liquidation of trust account if no business combination
As described above, if we fail to consummate a business combination by , 2012 [eighteen months from the closing of this offering] or , 2012 [twenty-four months from the closing of this offering] if the period to complete our business combination has been extended, we will liquidate the trust account and distribute the proceeds held therein to our public shareholders.
The amount in the trust account (less $[• ] representing the aggregate nominal par value of the shares of our public shareholders) under the Companies Law will be treated as share premium which is distributable under the Cayman Companies Law provided that immediately following the date on which the proposed distribution is proposed to be made, we are able to pay our debts as they fall due in the ordinary course of business. If we are forced to liquidate the trust account, we anticipate that we would distribute to our public shareholders the amount in the trust account calculated as of the date that is two days prior to the distribution date (including any accrued interest) (subject to our provision for creditors). We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event we enter an insolvent liquidation. Furthermore, while we will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with our search for a target business) and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the trust account or that a court would conclude that such agreements are legally enforceable.
Fernando Garnero has contractually agreed that, if we liquidate the trust account prior to the consummation of a business combination, he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. Accordingly, if a claim brought by a target business or vendor did not exceed the amount of funds available to us outside of the trust account or available to be released to us from interest earned on the trust account balance, Mr. Garnero would not have any personal obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts, the only exceptions to the obligations of Mr. Garnero to pay such claim would be if the party executed a valid and binding waiver agreement enforceable under law. However, we cannot assure you that Mr. Garnero will be able to satisfy those obligations if he is required to do so. Furthermore, as our board cannot waive these indemnification obligations, because it would be a breach of their fiduciary obligations, if Mr. Garnero refused to satisfy his obligations, we would be required to bring a claim against him to enforce our indemnification rights. Accordingly, although such agreements are legally binding obligations on the part of Mr. Garnero, as he is a resident of a jurisdiction other than the Cayman Islands, we may have difficulty enforcing our rights under such agreement. Therefore, we cannot assure you that the per-share distribution from the trust account, if we liquidate the trust account because we have not completed a business combination within the required time periods, will not be less than approximately $10.071 (or $10.02 if the over-allotment option is exercised in full).
Our initial shareholders have waived their rights to participate in any liquidation distribution from the trust account with respect to their initial shares. We will pay the costs of liquidating the trust account from our remaining assets outside of the trust account. If such funds are insufficient, our initial shareholders have contractually agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have contractually agreed not to seek repayment for such expenses.
Survival after liquidation of trust account
As discussed above, in the event that we fail to consummate a business combination by , 2012 [eighteen months from the closing of this offering] or , 2012 [twenty-four months from the closing of this offering] if the period to complete our business combination has been extended, we will liquidate the trust account and distribute the proceeds held therein to our public shareholders. Following such liquidation, shareholders, including our initial shareholders, shall retain their shares and warrants and continue to be our security holders. We will continue in existence as a public shell company and, subject to the provisions of our Amended and Restated Memorandum and Articles of Association, our management will have broad discretion to determine the future of our business, if any. In addition, as substantially all of our assets will have been distributed pursuant to the liquidation of our trust account, the surviving public shell company will have limited, or no, financial resources to pursue a new business. It is anticipated that our management or initial shareholders will provide us with working capital funds in exchange for additional securities at their then fair market value (which would result in them owning a substantial majority of our securities). However, they are not required to do so and we may need to seek third-party financing which may not be available on terms acceptable to us or at all.
Escrow of initial shares
On the date of this prospectus, all of our initial shareholders will place their initial shares into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be released from escrow until one year after the date of the consummation of our initial business combination or earlier if, subsequent to our business combination, we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. The limited exceptions include (i) transfers to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of our securities or (vi) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement. Our initial shareholders have agreed that up to a maximum of 187,500 of the initial shares will be compulsorily repurchased by us if the underwriters’ over-allotment option is not exercised in full to the extent necessary to ensure that the number of shares they hold equals 20% of the outstanding ordinary shares after this offering and the exercise, if any, of the underwriters’ over-allotment option.

Risks

In making your decision on whether to invest in our securities, you should take into account the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, or the Securities Act, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. For additional information concerning how Rule 419 blank check offerings differ from this offering, please see “Proposed Business — Comparison to offerings of blank check companies subject to Rule 419.” You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 19 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data are presented.

	December 31, 2007	December 31, 2008	December 31, 2009	September 30, 2010
				Actual	As Adjusted(1)
Balance Sheet Data:
Working capital (deficiency)	$(161,541)	$(167,718)	$(172,663)	$(197,663)	$50,472,190
Total assets	277,459	192,135	187,190	212,190	50,472,190
Total liabilities	259,000	175,000	175,000	200,000	—
Value of ordinary shares which may be converted into cash	—	—	—	—	45,319,490
Shareholders’ equity	18,459	17,135	12,190	12,190	5,152,700

The “as adjusted” information gives effect to the sale of the units we are offering, including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale and the repayment of the accrued and other liabilities required to be repaid.

The “as adjusted” working capital and total assets amounts include the $50,355,000 to be held in the trust account, which, except for limited situations described in this prospectus, will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, the trust account, less amounts we are permitted to withdraw as described in this prospectus, will be distributed solely to our public shareholders (subject to our obligations under Cayman Islands law to provide for claims of creditors).

We will not proceed with a business combination if public shareholders owning 90% or more of the total number of shares sold in this offering exercise their conversion rights in connection with a shareholder meeting we hold or sell their shares back to us pursuant to any tender offer we may engage in.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the material risks described below, which we believe represent the material risks related to the offering, together with the other information contained in this prospectus, before making a decision to invest in our units. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

Risks Associated with Our Business

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a development stage company with no operating results to date. Therefore, our ability to commence operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues until, at the earliest, after the consummation of a business combination.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

The report of our independent registered public accountants on our financial statements includes an explanatory paragraph stating that our ability to continue as a going concern is dependent on the consummation of this offering. The financial statements do not include any adjustments that might result from our inability to consummate this offering or our ability to continue as a going concern. Moreover, there is no assurance that we will consummate our initial business combination. These factors raise substantial doubt about our ability to continue as a going concern.

If we are forced to liquidate the trust account before a business combination and distribute the trust account, our public shareholders may receive less than $10.071.

If we are unable to complete a business combination within 18 months (or up to 24 months if the period to consummate our business combination has been extended) from the consummation of this offering and are forced to liquidate the trust account, the per-share liquidation distribution may be less than $10.071 ($10.02 if the over-allotment option is exercised in full), because of claims that may be made against the trust account.

If we are unable to consummate a business combination, our public shareholders may be forced to wait more than 24 months before receiving liquidation distributions.

We have 18 months, or 24 months if the period of time within which we can complete a business combination has been extended, in which to complete a business combination. We have no obligation to return funds to investors prior to such date unless we consummate a business combination prior thereto and only then in cases where investors have sought to tender or convert their shares. Only after the expiration of this full time period will public shareholders be entitled to liquidation distributions if we are unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date.

Our public shareholders may not be afforded an opportunity to vote on our proposed business combination.

We will either (i) seek shareholder approval of an initial business combination at a meeting called for such purpose at which shareholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, or (ii) provide our shareholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, in each case subject to the limitations described elsewhere in this prospectus. The decision as to whether we will seek shareholder approval of a proposed business combination or will allow shareholders to sell their shares to us in a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek shareholder approval. Accordingly, it is possible that we will consummate our initial business combination even if holders of a majority of our public shares do not approve of the business combination we consummate.

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K, including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules which would, for example, completely restrict the transferability of our securities, require us to complete a business combination within 18 months of the effective date of the initial registration statement and restrict the use of interest earned on the funds held in the trust account. Because we are not subject to Rule 419, our units will be immediately tradable, we will be entitled to withdraw amounts from the funds held in the trust account prior to the completion of a business combination and we may have a longer period of time to complete such a business combination than we would if we were subject to such rule.

We may issue ordinary or preferred shares or debt securities to complete a business combination, which would reduce the equity interest of our shareholders and likely cause a change in control of our ownership.

As of the date of this prospectus, our amended and restated memorandum and articles of association authorize the issuance of up to 75,000,000 ordinary shares, par value $.0001 per share, and 1,000,000 preferred shares, par value $.0001 per share. Immediately after this offering and the purchase of the insider warrants and underwriter warrants (assuming no exercise of the underwriters’ over-allotment option), there will be 58,200,000 authorized but unissued ordinary shares available for issuance (after appropriate reservation for the issuance of the shares upon full exercise of our outstanding warrants and the issuance of the securities underlying the underwriters’ purchase option). Although we have no commitment as of the date of this offering, we may issue a substantial number of additional ordinary shares or preferred shares, or a combination of ordinary shares and preferred shares, to complete a business combination. The issuance of additional ordinary shares or preferred shares:

•	may significantly reduce the equity interest of investors in this offering;
•	may subordinate the rights of holders of ordinary shares if we issue preferred shares with rights senior to those afforded to our ordinary shares;
•	may cause a change in control if a substantial number of ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and
•	may adversely affect prevailing market prices for our ordinary shares.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;
•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;
•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and
•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding.

If the net proceeds of this offering not being held in trust are insufficient to allow us to operate for at least the next 24 months, we may be unable to complete a business combination.

We believe that, upon consummation of this offering, the funds available to us outside of the trust account, plus the interest earned on the funds held in the trust account that may be available to us, will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. However, we cannot assure you that our estimates will be accurate. If the net proceeds of this offering are insufficient to allow us to operate for at least the next 24 months, we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

The funds held in the trust account may not earn significant interest and, as a result, we may be limited to the funds held outside of the trust account to fund our search for target businesses, to pay our tax obligations and to complete our initial business combination.

Of the net proceeds of this offering, $100,000 will be available to us initially outside the trust account to fund our working capital requirements. We will depend on sufficient interest being earned on the proceeds held in the trust account to provide us with additional working capital we will need to identify one or more target businesses and to complete our initial business combination, as well as to pay any tax obligations that we may owe. Interest rates on permissible investments for us have been less than 1% over the last several months. Accordingly, if we do not earn a sufficient amount of interest on the funds held in the trust account and use all of the funds held outside of the trust account, we may not have sufficient funds available with which to structure, negotiate or close an initial business combination. In such event, we would need to borrow funds from our initial shareholders to operate or may be forced to cease searching for a target business. Our initial shareholders are under no obligation to loan us any funds.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by shareholders may be less than $10.071.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors and service providers we engage and prospective target businesses we negotiate with execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with us, they may seek recourse against the trust account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of our public shareholders. If we liquidate the trust account before the completion of a business combination, Fernando Garnero has agreed that he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.071 ($10.02 if the over-allotment option is exercised in full), plus interest, due to such claims.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders at least $10.071 ($10.02 if the over-allotment option is exercised in).

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Our amended and restated memorandum and articles of association provide that we will liquidate and distribute the trust account eighteen months from the closing of this offering, or twenty-four months if the period to complete our business combination has been extended, if a business combination has not been consummated by such time. As such, our shareholders could potentially be liable for any claims to the extent of distributions received by them pursuant to such process and any liability of our shareholders may extend beyond the date of such distribution. Accordingly, we cannot assure you that third parties, or us under the control of an official liquidator, will not seek to recover from our shareholders amounts owed to them by us.

If we are unable to consummate a transaction within the required time periods, upon notice from us, the trustee of the trust account will distribute the amount in our trust account to our public shareholders. Concurrently, we shall pay, or reserve for payment, from funds not held in trust, our liabilities and obligations, although we cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the trust account for such purpose, Fernando Garnero has agreed that he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of US$15,000 and to imprisonment for five years in the Cayman Islands.

If we do not maintain a current and effective prospectus relating to the ordinary shares issuable upon exercise of the warrants, public holders will only be able to exercise such warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the ordinary shares issuable upon exercise of the public warrant at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis.” As a result, the number of ordinary shares that holders will receive upon exercise of the public warrants will be fewer than it would have been had such holder exercised his warrant for cash. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current and effective prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced. Notwithstanding the foregoing, the insider warrants and underwriter warrants may be exercisable for unregistered ordinary shares for cash even if the prospectus relating to the ordinary shares issuable upon exercise of the warrants is not current and effective.

An investor will only be able to exercise a warrant if the issuance of ordinary shares upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No public warrants will be exercisable for cash and we will not be obligated to issue ordinary shares unless the ordinary shares issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. At the time that the warrants become exercisable, we expect to continue to be listed on a national securities exchange, which would provide an exemption from registration in every state. Accordingly, we believe holders in every state will be able to exercise their warrants as long as our prospectus relating to the ordinary shares issuable upon exercise of the warrants is current. However, we cannot assure you of this fact. If the ordinary shares issuable upon exercise of the warrants are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may be deprived of any value, the market for the warrants may be limited and they may expire worthless if they cannot be sold.

We may amend the terms of the warrants in a way that may be adverse to holders with the approval by the holders of a majority of the then outstanding warrants.

Our warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The warrant agreement requires the approval by the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if the holders of a majority of the warrants approve of such amendment.

Since we have not yet selected a particular industry or target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the industry or business in which we may ultimately operate.

We may consummate a business combination with a company in any industry we choose and are not limited to any particular industry or type of business; however, we initially intend to focus our search on the renewable energy industry in Brazil. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business.

Our ability to successfully effect a business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following a business combination. While we intend to closely scrutinize any individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct.

Our ability to successfully effect a business combination is dependent upon the efforts of our key personnel. We believe that our success depends on the continued service of our key personnel, at least until we have consummated our initial business combination. We cannot assure you that any of our key personnel will remain with us for the immediate or foreseeable future. In addition, none of our officers are required to commit any specified amount of time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. We do not have employment agreements with, or key-man insurance on the life of, any of our officers. The unexpected loss of the services of our key personnel could have a detrimental effect on us.

The role of our key personnel in the target business, however, cannot presently be ascertained. Although some of our key personnel may remain with the target business in senior management or advisory positions following a business combination, it is likely that some or all of the management of the target business will remain in place. While we intend to closely scrutinize any individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause us to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Our officers and directors may not have significant experience or knowledge regarding the jurisdiction or industry of the target business we may seek to acquire.

We may consummate a business combination with a target business in any geographic location or industry we choose. We cannot assure you that our officers and directors will have enough experience or have sufficient knowledge relating to the jurisdiction of the target or its industry to make an informed decision regarding a business combination. If we become aware of a potential business combination outside of the geographic location or industry where our officers and directors have their most experience, our management may determine to retain consultants and advisors with experience in such industries to assist in the evaluation of such business combination and in our determination of whether or not to proceed with such a business combination. However, our management is not required to engage such consultants and advisors in any situation. If they do not engage any consultants or advisors to assist them in the evaluation of a particular target business or business combination, our management may not properly analyze the risks attendant with such target business or business combination. As a result, we may enter into a business combination that is not in our shareholders’ best interests.

Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following a business combination and as a result, may cause them to have conflicts of interest in determining whether a particular business combination is the most advantageous.

Our key personnel will be able to remain with the company after the consummation of a business combination only if they are able to negotiate employment or consulting agreements or other appropriate arrangements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. The personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business.

Our officers and directors will allocate their time to other businesses thereby potentially limiting the amount of time they devote to our affairs.

Our officers and directors are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. We presently expect each of our employees to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full time employees prior to the consummation of our initial business combination. All of our officers and directors are engaged in several other business endeavors and are not obligated to devote any specific number of hours to our affairs. If our officers’ and directors’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate our initial business combination.

Our officers, directors and their respective affiliates may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

None of our directors, officers or their affiliates has been or currently is a principal of, or affiliated or associated with, a blank check company. However, our officers and directors may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe fiduciary duties. As a result, a potential target business may be presented to another entity prior to its presentation to us and this may negatively impact our ability to complete a business combination.

All of our officers and directors own ordinary shares issued prior to this offering. These shares will not participate in liquidation distributions from the trust account and, therefore, our officers and directors personal and financial interests may influence their motivation in determining whether a particular target business is appropriate for a business combination.

All of our officers and directors own ordinary shares that were issued prior to this offering. Such individuals have waived their right to receive distributions from the trust account with respect to their initial shares if we are unable to consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. If this were the case, it would be a breach of their fiduciary duties to us as a matter of Cayman Islands law and we might have a claim against such individuals. However, we might not ultimately be successful in any claim we may make against them for such reason.

The NYSE Amex may delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We anticipate that our securities will be listed on the NYSE Amex, a national securities exchange, upon consummation of this offering. Although, after giving effect to this offering, we meet on a pro forma basis the minimum initial listing standards of the NYSE Amex Company Guide, which generally only requires that we meet certain requirements relating to shareholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that our securities will continue to be listed on the NYSE Amex in the future prior to an initial business combination. Additionally, in connection with our initial business combination, it is likely that the NYSE Amex will require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the NYSE Amex delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	reduced liquidity with respect to our securities;
•	a determination that our ordinary shares are “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;
•	a limited amount of news and analyst coverage for our company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

We may only be able to complete one business combination with the proceeds of this offering, which will cause us to be solely dependent on a single business which may have a limited number of products or services.

We may only be able to complete one business combination with the proceeds of this offering. By consummating a business combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive and regulatory developments. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or
•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

This lack of diversification may subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination.

Alternatively, if we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other business combinations, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple business combinations, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.

The ability of our shareholders to exercise their conversion rights or sell their shares to us in a tender offer may not allow us to effectuate the most desirable business combination or optimize our capital structure.

If our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many shareholders may exercise conversion rights or alternatively seek to sell their shares to us in a tender offer, we may either need to reserve part of the trust account for possible payment upon such conversion or sales, or we may need to arrange third party financing to help fund our business transaction. In the event that the business combination involves the issuance of our shares as consideration, we may be required to issue a higher percentage of our shares to make up for a shortfall in funds. Raising additional funds to cover any shortfall may involve dilutive equity financing or incurring indebtedness at higher than desirable levels. This may limit our ability to effectuate the most attractive business combination available to us.

If we have a vote to approve a business combination, we will offer each public shareholder the option to vote in favor of a proposed business combination and still seek conversion of his, her or its shares, which may make it more likely that we will consummate a business combination.

If we seek shareholder approval of any business combination, we will offer each public shareholder (but not our initial shareholders) the right to have his, her or its ordinary shares converted to cash (subject to the limitations described elsewhere in this prospectus) regardless of whether such shareholder votes for or against such proposed business combination. We may proceed with a business combination as long as public shareholders owning less than 90% of the total number of shares sold in this offering exercise their conversion rights, regardless of whether they are voting for or against the proposed business combination. Accordingly, public shareholders owning approximately 89.99% of the shares sold in this offering may exercise their conversion rights and we could still consummate a proposed business combination so long as a majority of shares voted at the meeting are voted in favor of the proposed business combination. This is different than other similarly structured blank check companies where shareholders are offered the right to convert their shares only when they vote against a proposed business combination. Furthermore, our conversion threshold at 90% is significantly higher than the more typical threshold of between 20% and 40% and further allows holders of our ordinary shares the right to vote in favor of our business combination and elect to convert their shares. This higher threshold and the ability to seek conversion while voting in favor of our proposed business combination may make it more likely that we will consummate a business combination.

If we hold a shareholders meeting to approve a business combination, public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights or exercising voting rights with respect to more than 10% of the shares sold in this offering.

If we seek shareholder approval of any business combination, we will offer each public shareholder (but not holders of our initial shares) the right to have his, her, or its ordinary shares converted into cash. Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” will be restricted from seeking conversion rights with respect to more than 10% of the shares sold in this offering. Accordingly, if you purchase more than 10% of the shares sold in this offering and a proposed business combination is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold such Excess Shares or sell them in the open market. We cannot assure you that the value of such Excess Shares will appreciate over time following a business combination or that the market price of our ordinary shares will exceed the per-share conversion price.

Additionally, without our prior written consent, no public shareholder, whether acting singly or with any affiliate or other person acting in concert or as a “group,” shall be permitted to exercise voting rights on any proposal submitted for consideration at a meeting relating to a proposed business combination with respect to more than 10% of the shares sold in this offering. Accordingly, if you purchase more than 10% of the shares sold in this offering, you will be restricted from exercising voting rights with respect to any Excess Shares and such Excess Shares will not be converted to cash.

Unlike other similarly structured blank check companies, we are permitted to withdraw trust fund proceeds prior to the consummation of our initial business combination to repurchase our ordinary shares. This may have the effect of making it easier for us to complete our initial business combination.

Unlike other similarly structured blank check companies, we are permitted to withdraw trust fund proceeds prior to the consummation of our initial business combination to repurchase ordinary shares as described in this prospectus. As there would be fewer shares outstanding following such repurchases that might have had the intention of voting against any proposed business combination or seeking to sell shares back to us in a tender offer, it may make it easier for us to consummate such a business combination. Furthermore, if our business combination requires us to use substantially all of our cash to pay the purchase price, we may be required to seek additional financing in order to complete the business combination. Moreover, even if our business combination does not require us to use substantially all of our cash to pay the purchase price, if we repurchase up to the maximum number of shares we may repurchase using trust fund proceeds and a significant number of holders exercise their conversion rights, we will have less cash available to use toward consummating our business combination and furthering our business plans following a business combination and may need to arrange third party financing.

If we hold a meeting to approve a business combination, we may use funds in our trust account to repurchase shares at the closing of our business combination from holders who have indicated an intention to convert their shares.

If holders of shares sold in this offering indicate an intention to vote against a proposed business combination and/or seek conversion of their shares into cash, we may privately negotiate arrangements to provide for the repurchase of such shares at the closing of the business combination using funds held in the trust account. We will pay no more than the pro rata portion of the trust account to repurchase such shares (plus any fees we may need to pay an aggregator to assist us with repurchasing such shares). The purpose of such arrangements would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of our ordinary shares outstanding vote in favor of a proposed business combination and that holders of fewer than 90% of the total number of shares sold in this offering demand conversion of their shares into cash where it appears that such requirements would otherwise not be met. This may result in the approval of a business combination that may not otherwise have been possible. Additionally, as a consequence of such repurchases,

•	the funds in our trust account that are so used will not be available to us after the merger; and
•	the public “float” of our ordinary shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to obtain the quotation, listing or trading of our securities on a national securities exchange.

If we hold a meeting to approve a business combination, we may require shareholders who wish to convert their shares in connection with a proposed business combination to comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising their rights.

If we hold a meeting to approve a business combination, we may require public shareholders who wish to convert their shares in connection with a proposed business combination to either tender their certificates to our transfer agent at any time prior to the vote taken at the shareholder meeting relating to such business combination or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than we anticipate for shareholders to deliver their shares, shareholders who wish to convert may be unable to meet the deadline for exercising their conversion rights and thus may be unable to convert their shares.

If, in connection with any meeting held to approve a proposed business combination, we require public shareholders who wish to convert their shares to comply with specific requirements for conversion, such converting shareholders may be unable to sell their securities when they wish to in the event that the proposed business combination is not approved.

If, in connection with any meeting held to approve a proposed business combination, we require public shareholders who wish to convert their shares to comply with specific requirements for conversion and such proposed business combination is not consummated, we will promptly return such certificates to the tendering public shareholders. Accordingly, investors who attempted to convert their shares in such a circumstance will be unable to sell their securities after the failed acquisition until we have returned their securities to them. The market price for our ordinary shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek conversion may be able to sell their securities.

Because of our limited resources and structure, other companies may have a competitive advantage and we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from entities other than blank check companies having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, seeking shareholder approval of a business combination may delay the consummation of a transaction. Additionally, our outstanding warrants and unit purchase options, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of the foregoing may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, because we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination, the depletion of the available net proceeds in search of a target business, or the obligation to convert into cash a significant number of shares from dissenting shareholders, we will be required to seek additional financing. Such financing may not be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or shareholders is required to provide any financing to us in connection with or after a business combination.

Our initial shareholders control a substantial interest in us and thus may influence certain actions requiring a shareholder vote.

Upon consummation of our offering, our initial shareholders will collectively own 20% of our issued and outstanding ordinary shares (assuming they do not purchase any units in this offering). None of our officers, directors, initial shareholders or their affiliates has indicated any intention to purchase units in this offering or any units or ordinary shares from persons in the open market or in private transactions. However, our officers, directors, initial shareholders or their affiliates could determine in the future to make such purchases in the open market or in private transactions, to the extent permitted by law, in order to assist us in consummating our initial business combination. In connection with any vote for a proposed business combination, all of our initial shareholders, as well as all of our officers and directors, have agreed to vote the ordinary shares owned by them immediately before this offering as well as any ordinary shares acquired in this offering or in the aftermarket in favor of such proposed business combination. Additionally, if we repurchase shares sold in this offering as indicated elsewhere in this prospectus, such 20% block could represent as much as 25% depending on the number of shares we ultimately repurchase.

Our board of directors is and will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no requirement under the Companies Law for us to hold annual or general meetings or elect directors. Accordingly, shareholders would not have the right to such a meeting or election of directors, unless the holders of not less than 10% in par value capital of our company requests such a meeting. As a result, it is unlikely that there will be an annual meeting of shareholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office until at least the consummation of the business combination. Accordingly, you may not be able to exercise your voting rights under corporate law for up to 24 months. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our initial shareholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our initial shareholders will continue to exert control at least until the consummation of a business combination.

Our initial shareholders paid an aggregate of $25,000, or approximately $0.02 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our ordinary shares.

The difference between the public offering price per share and the pro forma net tangible book value per ordinary share after this offering constitutes the dilution to the investors in this offering. Our initial shareholders acquired their initial ordinary shares at a nominal price, significantly contributing to this dilution. Upon consummation of this offering, you and the other new investors will incur an immediate and substantial dilution of approximately 70.6% or $7.06 per share (the difference between the pro forma net tangible book value per share $2.94, and the initial offering price of $10.00 per unit). This is because investors in this offering will be contributing approximately 99.95% of the total amount paid to us for our outstanding securities after this offering but will only own 80% of our outstanding securities. Accordingly, the per-share purchase price you will be paying substantially exceeds our per share net tangible book value.

Our outstanding warrants and unit purchase options may have an adverse effect on the market price of ordinary shares and make it more difficult to effect a business combination.

We will be issuing warrants to purchase 5,000,000 ordinary shares as part of the units offered by this prospectus, the insider warrants to purchase 4,050,000 ordinary shares and the underwriter warrants to purchase 1,000,000 ordinary shares. We will also issue unit purchase options to purchase 250,000 units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 250,000 warrants. To the extent we issue ordinary shares to effect a business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding ordinary shares and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and unit purchase options could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

We may redeem the warrants at a time that is not beneficial to public investors.

We may call the public warrants for redemption at any time after the redemption criteria described elsewhere in this prospectus have been satisfied. If we call the public warrants for redemption, public shareholders may be forced to accept a nominal redemption price or sell or exercise the warrants when they may not wish to do so.

Our management’s ability to require holders of our warrants to exercise such warrants on a cashless basis will cause holders to receive fewer ordinary shares upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.

If we call our public warrants for redemption after the redemption criteria described elsewhere in this prospectus have been satisfied, our management will have the option to require any holder that wishes to exercise his warrant (including any warrants held by our initial shareholders or their permitted transferees) to do so on a “cashless basis.” If our management chooses to require holders to exercise their warrants on a cashless basis, the number of ordinary shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in our company.

If our shareholders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of our ordinary shares and the existence of these rights may make it more difficult to effect a business combination.

Our initial shareholders are entitled to make a demand that we register the resale of their initial shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the purchasers of the insider warrants and underwriter warrants are entitled to demand that we register the resale of the insider warrants and underwriter warrants (and the underlying ordinary shares) at any time after we consummate a business combination. The presence of these additional ordinary shares trading in the public market may have an adverse effect on the market price of our securities. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business, as the shareholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities because of the potential effect the exercise of such rights may have on the trading market for our ordinary shares.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

A company that, among other things, is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, owning, trading or holding certain types of securities would be deemed an investment company under the Investment Company Act of 1940. Since we will invest the proceeds held in the trust account, it is possible that we could be deemed an investment company. Notwithstanding the foregoing, we do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940.

If we are nevertheless deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it more difficult for us to complete a business combination, including:

•	restrictions on the nature of our investments; and
•	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

•	registration as an investment company;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

Compliance with these additional regulatory burdens would require additional expense for which we have not allotted.

Since we are a blank check company, the determination for the offering price of our units is more arbitrary compared with the pricing of securities for an operating company in a particular industry.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the ordinary shares and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;
•	prior offerings of those companies;
•	our prospects for acquiring an operating business at attractive values;
•	our capital structure;
•	an assessment of our management and their experience in identifying operating companies; and
•	general conditions of the securities markets at the time of the offering.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since we have no historical operations or financial results to compare them to.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We are a company incorporated under the laws of the Cayman Islands, and substantially all of our assets will be located outside the United States. In addition, certain of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs will be governed by our memorandum and articles of association, the Companies Law (as the same may be supplemented or amended from time to time) or the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and certain states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of United States securities laws; and
•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of United States securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

Foreign currency fluctuations could adversely affect our business and financial results.

A target business with which we may combine may do business and generate sales within other countries. Foreign currency fluctuations may affect the costs that we incur in such international operations. It is also possible that some or all of our operating expenses may be incurred in non-U.S. dollar currencies. The appreciation of non-U.S. dollar currencies in those countries where we have operations against the U.S. dollar would increase our costs and could harm our results of operations and financial condition.

If we effect a business combination with a company located outside of the United States, we would be subject to a variety of additional risks that may negatively impact our business operations and financial results.

We may effect a business combination with a company located outside of the United States. If we did, we would be subject to any special considerations or risks associated with companies operating in the target business’ governing jurisdiction, including any of the following:

•	rules and regulations or currency redemption or corporate withholding taxes on individuals;
•	tariffs and trade barriers;
•	regulations related to customs and import/export matters;
•	longer payment cycles;
•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;
•	currency fluctuations;
•	challenges in collecting accounts receivable;
•	cultural and language differences; and
•	employment regulations.

We cannot assure you that we would be able to adequately address these additional risks. If we were unable to do so, our operations might suffer.

If we effect a business combination with a company located outside of the United States, the laws applicable to such company will likely govern all of our material agreements and we may not be able to enforce our legal rights.

If we effect a business combination with a company located outside of the United States, the laws of the country in which such company operates will govern almost all of the material agreements relating to its operations. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available in this new jurisdiction. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. Additionally, if we acquire a company located outside of the United States, it is likely that substantially all of our assets would be located outside of the United States and some of our officers and directors might reside outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

The requirement that we complete an initial business combination within 18 months from the consummation of this offering (or up to 24 months if the period of time we have to complete a business combination has been extended) may give potential target businesses leverage over us in negotiating a business transaction.

We have 18 months from the consummation of this offering (or up to 24 months if the period of time we have to complete a business combination has been extended) to complete an initial business combination. Any potential target business with which we enter into negotiations concerning a business combination will be aware of this requirement. Consequently, such target business may obtain leverage over us in negotiating a business combination, knowing that if we do not complete a business combination with that particular target business, we may be unable to complete a business combination with any other target business. This risk will increase as we get closer to the time limits referenced above.

Because we must furnish our shareholders with financial statements of the target business prepared in accordance with U.S. GAAP or IFRS or reconciled to U.S. GAAP, we may not be able to complete an initial business combination with some prospective target businesses.

We will provide shareholders with audited financial statements of the prospective target business as part of the proxy solicitation or tender offer materials we deliver to our shareholders to assist them in assessing our initial business combination. In all likelihood, the financial statements included in the proxy solicitation or tender offer materials will need to be prepared in accordance with generally accepted accounting principles of the United States, or U.S. GAAP, and/or International Financial Reporting Standards, or IFRS. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with U.S. GAAP or IFRS or that the potential target business will be able to prepare its financial statements in accordance with U.S. GAAP and/or IFRS or reconciled to U.S. GAAP. To the extent that this requirement cannot be met, we may not be able to acquire the proposed target business. These financial statement requirements may limit the pool of potential target businesses with which we may combine.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls and may require us to have such system audited by an independent registered public accounting firm. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or shareholder litigation. Any inability to provide reliable financial reports could harm our business. A target may also not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

An investment in this offering may involve adverse U.S. federal income tax consequences.

There is a risk that an investor’s entitlement to receive payments in excess of the investor’s initial tax basis in our ordinary shares upon exercise of the investor’s conversion right or upon our liquidation of the trust account will result in constructive income to the investor, which could affect the timing and character of income recognition and result in U.S. federal income tax liability to the investor without the investor’s receipt of cash from us. Prospective investors are urged to consult their own tax advisors with respect to these and other tax consequences when purchasing, holding or disposing of our securities.

We have also not sought a ruling from the Internal Revenue Service, or IRS, as to any U.S. federal income tax consequences described in this prospectus. The IRS may disagree with the descriptions of U.S. federal income tax consequences described herein, and its determination may be upheld by a court. Any such determination could subject an investor or our company to adverse U.S. federal income tax consequences that would be different than those described in this prospectus. Accordingly, each prospective investor is urged to consult a tax advisor with respect to the specific tax consequences of the acquisition, ownership and disposition of our securities, including the applicability and effect of state, local, or foreign tax laws, as well as U.S. federal tax laws.

We may qualify as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, we will be treated as a passive foreign investment company (“PFIC”) for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our units, ordinary shares or warrants, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Our actual PFIC status for our current taxable year may depend on whether we qualify for the PFIC start-up exception (see the section of this prospectus captioned “Taxation — United States Federal Income Taxation — Passive Foreign Investment Company Rules”). Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year (or after the end of the start-up period, if later). Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules.

Risks related to the renewable energy industry and Brazil

While our efforts to identify a prospective target business will not necessarily be limited to a particular industry or geographic region, we intend to initially focus our search for target businesses on those operating in the renewable energy industry in Brazil. Business combinations with companies with operations in the renewable energy industry entail special considerations and risks. If we are successful in completing a business combination with a target business with operations in the renewable energy industry, we will be subject to, and possibly affected by, the risks set forth below. However, our efforts in identifying prospective target businesses will not be limited to a particular industry or geographic location. Accordingly, if we acquire a target business in another industry, these risks will likely not affect us and we will be subject to other risks attendant with the specific industry in which we operate or target business which we acquire, none of which can be presently ascertained.

Fluctuations in energy prices may cause a reduction in the demand or profitability of the products or services we may ultimately produce or offer.

Prices for energy sources such as oil and natural gas tend to fluctuate widely based on a variety of political and economic factors. These price fluctuations heavily influence the energy industry. Lower energy prices for existing products tend to limit the demand for alternate forms of energy products. Factors that impact price fluctuations include the actions of the members of the Organization of Petroleum Exporting Countries (OPEC), the level of production by non-OPEC countries, worldwide demand for oil and natural gas, political tensions involving OPEC and non-OPEC countries and other varying factors. If we complete a business combination with a target business that is affected by these or other factors, there may be a decrease in the demand for the products or services we may ultimately produce or offer and our profitability could be adversely affected.

We will be subject to competition from traditional and other alternative energy systems, any of which could be determined better, more reliable or more cost efficient and any of which could reduce demand for our products following a business combination.

Our success following a business combination will depend on our ability to compete with other energy systems providers. We are likely to face competition from existing energy providers who may decide to sell to the same customers and/or to build expansions of their own energy systems. Due to the highly competitive nature of the energy industries, new companies may emerge in the future offering services and products similar to the products we may offer. We cannot assure you that we will be able to compete effectively with these other companies.

Anticipated growth in demand for renewable energy may not occur which would reduce the market and the opportunity to sell our products following a business combination.

To the extent local and regional demand for power generating capacity does not exceed the capacity of the current energy market suppliers, or technological advances increase the capacity of existing power generating equipment, or the price of traditional fuel sources declines, our potential customers may not have a need for our services and products following a business combination. Any significant decline in the local and regional demand for new fuel sources could result in a decrease in demand for our products and hence lower revenues.

Changes in technology may render our products or services obsolete following a business combination.

The energy industry is substantially affected by rapid and significant changes in technology. These changes may render certain existing services and technologies currently used obsolete. We cannot assure you that the technologies used by or relied upon by a target business with which we effect a business combination will not be subject to such obsolescence. While we may attempt to adapt and apply the services provided by the target business to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

Failure to comply with governmental regulations could result in the imposition of penalties, fines or restrictions on operations and remedial liabilities.

The energy industry is subject to extensive regulations related to health and safety and those associated with compliance land use and development. Existing laws also impose obligations to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Compliance with these laws, regulations and obligations could require substantial capital expenditures. Failure to comply could result in the imposition of penalties, fines or restrictions on operations and remedial liabilities. These costs and liabilities could adversely affect our operations following a business combination. These laws, regulations and obligations could change with the promulgation of new laws and regulations or a change in the interpretation of existing laws and regulations, which could result in substantially similar risks. We cannot assure you that we will be able to comply with existing or new regulations.

If we are unable to acquire or renew permits and approvals required for our operations following a business combination, we may be forced to suspend or cease our operations altogether.

The construction and operation of energy projects require numerous permits and approvals from governmental agencies. We cannot assure you that we will be able to obtain all necessary permits and approvals following a business combination. If we are unable to obtain or renew permits or approvals necessary for the operation of our business following a business combination, our operations would be adversely affected. In addition, obtaining all necessary permits and approvals may necessitate substantial expenditures and may create a significant risk of expensive delays or loss of value if a project is unable to function as planned due to changing requirements or local opposition.

The Brazilian federal government has historically exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions may have a direct impact on our business and may have a material adverse effect on us following our initial business combination.

The Brazilian federal government’s economic policies may have important effects on Brazilian companies, including any target business in Brazil that we consummate an initial business combination with, and on market conditions and prices of Brazilian securities. Our financial condition and results of operations following a business combination may be adversely affected by the following factors and the Brazilian federal government’s response to these factors:

•	devaluations and other exchange rate movements;
•	inflation;
•	exchange control policies;
•	social instability;
•	price instability;
•	interest rates;
•	liquidity of domestic capital and lending markets;
•	tax policy;
•	regulatory policy for the oil and gas industry, including pricing policy; and
•	other political, diplomatic, social and economic developments in or affecting Brazil.

Inflation and government measures to curb inflation may contribute significantly to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and, consequently, may adversely affect the market value of our securities and financial condition following our initial business combination.

In the past, Brazil has periodically experienced extremely high rates of inflation. Inflation, along with governmental measures to combat inflation and public speculation about possible future measures, has had significant negative effects on the Brazilian economy. The annual rates of inflation have been historically high in Brazil prior to 1995 and Brazil experienced hyperinflation in the past. As measured by the National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo, or IPCA), Brazil had annual rates of inflation of 4.46% in 2007, 5.90% in 2008 and 4.31% in 2009. Considering the historically high rates of inflation, Brazil may experience higher levels of inflation in the future. The lower levels of inflation experienced since 1995 may not continue. Future governmental actions, including actions to adjust the value of the real, could trigger increases in inflation, which may adversely affect our financial condition following our business combination.

Our business may be affected by political and constitutional uncertainty in Brazil.

High levels of uncertainty have marked the Brazilian political environment since the country returned to civilian rule in 1985 after 20 years of military government. Brazil’s democracy structure has gone through outstanding improvements in the last 25 years but it still lacks of solid political institutions, committed political parties and a mature judicial system. This could negatively impact our business following a business combination.

If we operate through a Brazilian operating subsidiary following consummation of our initial business combination, controls on foreign investments may limit our ability to receive capital from such operating subsidiary.

Brazil generally requires the registration of foreign capital invested in Brazilian markets or businesses. Thereafter, any repatriation of the foreign capital, or income earned on the foreign capital investment, must be approved by the Brazilian government. Although approvals on repatriation are usually granted and we know of no current restrictions on foreign capital remittances, there can be no assurance that in the future approvals on repatriation will be granted or restrictions or adverse policies will not be imposed.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about our:

•	ability to complete our initial business combination;
•	limited operating history;
•	success in retaining or recruiting, or changes required in, our officers, key employees or directors following our initial business combination;
•	potential ability to obtain additional financing to complete a business combination;
•	pool of prospective target businesses;
•	the ability of our officers and directors to generate a number of potential investment opportunities;
•	potential change in control if we acquire one or more target businesses for shares;
•	our public securities’ potential liquidity and trading;
•	regulatory or operational risks associated with acquiring a target business;
•	use of proceeds not held in the trust account or available to us from interest income on the trust account balance;
•	financial performance following this offering; or
•	listing or delisting of our securities from the NYSE Amex or the ability to have our securities listed on the NYSE Amex following our initial business combination.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, in addition to the funds we will receive from the sale of the insider warrants (all of which will be deposited into the trust account), will be as set forth in the following table:

	Without Over-Allotment Option		Over-Allotment Option Exercised
Gross proceeds
From offering	$50,000,000		$57,500,000
From private placement	2,525,000		2,525,000
Total gross proceeds	52,525,000		60,025,000
Offering expenses(1)
Underwriting discount (3.2% of gross proceeds from offering)	1,600,000	(2)	1,840,000	(2)
Legal fees and expenses	275,000		275,000
NYSE Amex listing fee	65,000		65,000
Printing and engraving expenses	35,000		35,000
Accounting fees and expenses	47,500		47,500
FINRA filing fee	11,063		11,063
SEC registration fee	7,531		7,531
Miscellaneous expenses	28,906		28,906
Net proceeds
Held in trust	50,355,000		57,615,000
Not held in trust	100,000		100,000
Total net proceeds	$50,455,000		$57,715,000
Use of net proceeds not held in trust and amounts available from interest income earned on the trust account(3)(4)
Legal, accounting and other third party expenses attendant to the search for target businesses and to the due diligence investigation, structuring and negotiation of a business combination	$180,000		(30.0%)
Due diligence of prospective target businesses by officers, directors and initial shareholders	20,000		(3.3%)
Legal and accounting fees relating to SEC reporting obligations	50,000		(8.3%)
Payment of administrative fee to Brasilinvest Group ($10,000 per month for up to 24 months)	240,000		(40.0%)
Working capital to cover miscellaneous expenses, D&O insurance, general corporate purposes, liquidation obligations and reserves	110,000		(18.4%)
Total	$600,000		(100.0%)

(1)	A portion of the offering expenses, including the SEC registration fee, the FINRA filing fee, the non-refundable portion of the NSYE Amex listing fee and a portion of the legal and audit fees, have been paid from the funds we received from Mario Garnero described below. These funds will be repaid out of the proceeds of this offering available to us.
(2)	No discounts or commissions will be paid with respect to the purchase of the insider warrants.
(3)	The amount of proceeds not held in trust will remain constant at $100,000 even if the over-allotment is exercised. In addition, interest income earned on the amounts held in the trust account (after payment of taxes owed on such interest income) will be available to us to pay for our working capital requirements.
(4)	These are estimates only. Our actual expenditures for some or all of these items may differ from the estimates set forth herein. For example, we may incur greater legal and accounting expenses than our current estimates in connection with negotiating and structuring our initial business combination based upon the level of complexity of that business combination. We do not anticipate any change in our intended use of proceeds, other than fluctuations among the current categories of allocated expenses, which fluctuations, to the extent they exceed current estimates for any specific category of expenses, would be deducted from our excess working capital.

Our initial shareholders and the underwriters in this offering have committed to purchase the insider warrants and underwriter warrants (for an aggregate purchase price of $2,525,000) from us on a private placement basis simultaneously with the consummation of this offering. We will not pay any discounts or commissions with respect to the purchase of the insider warrants or underwriter warrants. All of the proceeds we receive from these purchases will be placed in the trust account described below.

$50,000,000, or $57,615,000 if the over-allotment option is exercised in full, of net proceeds of this offering, including the $2,525,000 we will receive from the sale of the insider warrants and underwriter warrants, will be placed in a trust account at JPMorgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. The funds held in trust will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, so that we are not deemed to be an investment company under the Investment Company Act. Except with respect to (i) amounts necessary to repurchase up to 25% of the shares sold in this offering, (ii) interest earned on the funds held in the trust account that may be released to us to pay our income or other tax obligations and (iii) interest earned on the funds held in the trust account that may be released to us for our working capital requirements, the proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

The payment to Brasilinvest Group, an affiliate of Fernando Garnero, the Executive Chairman of our Board of Directors, of a monthly fee of $10,000 is for general and administrative services including office space, utilities and secretarial support. This arrangement is being agreed to by Brasilinvest Group for our benefit and is not intended to provide Mr. Garnero compensation in lieu of a salary. We believe, based on rents and fees for similar services in Sao Paulo, Brazil, that the fee charged by Brasilinvest Group is at least as favorable as we could have obtained from an unaffiliated person. This arrangement will terminate upon completion of a business combination or the distribution of the trust account to our public shareholders. Other than the $10,000 monthly administrative fee, no compensation of any kind (including finder’s, consulting or other similar fees) will be paid to any of our existing officers, directors, shareholders, or any of their affiliates, prior to, or for any services they render in order to effectuate, the consummation of the business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. Reimbursement for such expenses will be paid by us out of the funds not held in trust and currently allocated to “Legal, accounting and other third-party expenses attendant to the search for target businesses and to the due diligence investigation, structuring and negotiation of a business combination,” “Due diligence of prospective target businesses by our officers, directors and initial shareholders” and “Working capital to cover miscellaneous expenses, D&O insurance, general corporate purposes, liquidation obligations and reserves.” Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

Regardless of whether the over-allotment option is exercised in full, the net proceeds from this offering available to us out of trust for our working capital requirements in searching for a business combination will be approximately $100,000. In addition, interest earned on the funds held in the trust account (after payment of taxes owed on such interest income) may be released to us to fund our working capital requirements in searching for a business combination. We intend to use the excess working capital available for miscellaneous expenses such as paying fees to consultants to assist us with our search for a target business and for director and officer liability insurance premiums, with the balance being held in reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our initial shareholders, officers and directors in connection with activities on our behalf as described above. We will also be entitled to have interest earned on the funds held in the trust account released to us to pay any tax obligations that we may owe as well as to repurchase up to 25% of the shares sold in this offering prior to a business combination (if we desire to do so).

The allocation of the net proceeds available to us outside of the trust account, along with the available interest earned on the funds held in the trust account, represents our best estimate of the intended uses of these funds. In the event that our assumptions prove to be inaccurate, we may reallocate some of such proceeds within the above described categories.

We will likely use substantially all of the net proceeds of this offering, including the funds held in the trust account, to acquire a target business and to pay our expenses relating thereto. To the extent that our share capital is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account which are not used to consummate a business combination will be disbursed to the combined company and will, along with any other net proceeds not expended, be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our business combination if the funds available to us outside of the trust account were insufficient to cover such expenses.

To the extent we are unable to consummate a business combination, we will pay the costs of liquidating our trust account from our remaining assets outside of the trust account. If such funds are insufficient, our initial shareholders have agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than $15,000) and have agreed not to seek repayment of such expenses.

As of the date of this prospectus, Mario Garnero has advanced to us an aggregate of $175,000 which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, FINRA filing fee, the non-refundable portion of the NYSE Amex listing fee and a portion of the legal and audit fees and expenses. The loan will be payable without interest on the consummation of this offering. The loan will be repaid out of the proceeds of this offering available to us for payment of offering expenses.

We believe that, upon consummation of this offering, we will have sufficient available funds (which includes amounts that may be released to us from the trust account) to operate for the next 24 months, assuming that a business combination is not consummated during that time.

A public shareholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account to the extent not previously released to us) only in the event of (i) the liquidation of our trust account, (ii) if that public shareholder sells to us such shares prior to or at the closing of our initial business combination or (iii) if that public shareholder converts such shares in connection with a business combination which we consummate. In no other circumstances will a public shareholder have any right or interest of any kind to or in the trust account.

DIVIDEND POLICY

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our board of directors at such time. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future, except if we increase the size of the offering pursuant to Rule 462(b) under the Securities Act, in which case we will effect a share dividend immediately prior to the consummation of the offering in such amount as to maintain our initial shareholders’ ownership at 20% of our issued and outstanding ordinary shares upon the consummation of this offering. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

DILUTION

The difference between the public offering price per share, assuming no value is attributed to the warrants included in the units we are offering by this prospectus and the insider warrants and underwriter warrants, and the pro forma net tangible book value per share after this offering constitutes the dilution to investors in this offering. Such calculation does not reflect any dilution associated with the sale and exercise of warrants, including the insider warrants and underwriter warrants. In addition, such calculation does not reflect any effect as a result of repurchases we may make of up to 25% of the shares sold in this offering using the trust proceeds. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of ordinary shares which may be converted into cash or sold back to us), by the number of outstanding ordinary shares.

At September 30, 2010, our net tangible book value was a deficiency of $197,663, or approximately $(0.14) per share. After giving effect to the sale of 5,000,000 ordinary shares included in the units we are offering by this prospectus, and the deduction of underwriting discounts and estimated expenses of this offering, and the sale of the insider warrants and underwriter warrants, our pro forma net tangible book value at September 30, 2010 would have been $5,152,700 or $2.94 per share, representing an immediate increase in net tangible book value of $3.08 per share to the initial shareholders and an immediate dilution of 70.6% per share or $7.06 to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $45,319,490 less than it otherwise would have been because if we effect a business combination, the conversion rights if we hold a meeting or our tender offer to the public shareholders (but not our initial shareholders) may result in the conversion or repurchase of up to approximately 89.99% of the aggregate number of the shares sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units, the insider warrants and underwriter warrants:

Public offering price		$10.00
Net tangible book value before this offering	$(0.14)
Increase attributable to new investors and private sales	3.08
Pro forma net tangible book value after this offering		2.94
Dilution to new investors		$7.06
Percentage of dilution to new investors		70.6%

The following table sets forth information with respect to our initial shareholders and the new investors:

	Shares Purchased			Total Consideration		Average Price per Share
	Number		Percentage	Amount	Percentage
Initial shareholders	1,250,000	(1)	20.0%	$25,000	00.05%	$0.02
New investors	5,000,000		80.0%	50,000,000	99.95%	$10.00
	6,250,000		100.0%	$50,025,000	100.0%

(1)	Assumes the over-allotment option has not been exercised and an aggregate of 187,500 ordinary shares held by our initial shareholders have been compulsorily repurchased by us as a result thereof.

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before the offering	$(197,663)
Net proceeds from this offering and private placement	50,455,000
Plus: Proceeds from subscription receivable	5,000
Plus: Offering costs accrued for and paid in advance, excluded from tangible book value before this offering	209,853
Less: Proceeds held in trust subject to conversion/tender	(45,319,490)
$5,152,700
Denominator:
Ordinary shares outstanding prior to this offering	1,250,000 (1)
Ordinary shares included in the units offered	5,000,000
Less: Shares subject to conversion/tender	(4,499,999)
1,750,001

(1)	Assumes the over-allotment option has not been exercised and an aggregate of 187,500 ordinary shares held by our initial shareholders have been compulsorily repurchased by us as a result thereof.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2010 and as adjusted to give effect to the sale of our units, the insider warrants and the underwriter warrants and the application of the estimated net proceeds derived from the sale of such securities:

	September 30, 2010
	Actual	As Adjusted
Note payable to shareholders	$175,000	$—
Ordinary shares, $.0001 par value, -0- and 4,499,999 shares which are subject to possible conversion, shares at conversion value	—	45,319,490
Shareholders’ equity:
Subscription receivable	(5,000)	—
Preferred shares, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—
Ordinary shares, $.0001 par value, 75,000,000 shares authorized; 1,437,500 shares issued and outstanding, actual; 6,250,000 shares issued and outstanding(1) (including 4,499,999 shares subject to possible conversion), as adjusted	144	625
Additional paid-in capital	24,856	5,159,885
Deficit accumulated during the development stage	(7,810)	(7,810)
Total shareholders’ equity:	$12,190	$5,152,700
Total capitalization	$187,190	$50,472,190

(1)	Assumes the over-allotment option has not been exercised and an aggregate of 187,500 ordinary shares held by our initial shareholders have been compulsorily repurchased by us as a result thereof.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on July 18, 2007 as a Cayman Islands exempted company to serve as a vehicle to effect a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region. We intend to utilize cash derived from the proceeds of this offering, our securities, debt or a combination of cash, securities and debt, in effecting a business combination. The issuance of additional ordinary shares or preferred shares:

•	may significantly reduce the equity interest of our shareholders;
•	may subordinate the rights of holders of ordinary shares if we issue preferred shares with rights senior to those afforded to our ordinary shares;
•	will likely cause a change in control if a substantial number of our ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and
•	may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;
•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;
•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and
•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units, insider warrants and the underwriter warrants, after deducting offering expenses of approximately $470,000 and underwriting discounts of $1,600,000, or $1,840,000 if the over-allotment option is exercised in full, will be approximately $50,455,000, or $57,715,000 if the underwriters’ over-allotment option is exercised in full. Of this amount, $50,355,000, or $57,615,000 if the over-allotment option is exercised in full will be held in trust and the remaining $100,000 in either event will not be held in trust. We intend to use substantially all of the net proceeds of this offering, including the funds held in the trust account, to acquire a target business and to pay our expenses relating thereto. To the extent that our share capital is used in whole or in part as consideration to effect a business combination, the remaining proceeds held in the trust account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our business combination if the funds available to us outside of the trust account were insufficient to cover such expenses.

We believe that, upon consummation of this offering, the $100,000 of net proceeds not held in the trust account plus the interest earned on the trust account balance that may be released to us to fund our working capital requirements will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we will be using these funds for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. We anticipate that we will incur approximately:

•	$180,000 of expenses for the search for target businesses and for the legal, accounting and other third-party expenses attendant to the due diligence investigations, structuring and negotiating of a business combination;
•	$20,000 of expenses for the due diligence and investigation of a target business by our officers, directors and initial shareholders;
•	$50,000 of expenses in legal and accounting fees relating to our SEC reporting obligations;
•	$240,000 for the administrative fee payable to Brasilinvest Group ($10,000 per month for up to 24 months); and
•	$110,000 for general working capital that will be used for miscellaneous expenses, liquidation obligations and reserves, including director and officer liability insurance premiums.

We may also repurchase up to 25% of the shares sold in this offering using funds held in the trust account as described elsewhere in this prospectus.

We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us, although we have not entered into any such arrangement and have no current intention of doing so.

We are obligated, commencing on the date of this prospectus, to pay Brasilinvest Group, an affiliate of Fernando Garnero, a monthly fee of $10,000 for general and administrative services.

As of the date of this prospectus, Mario Garnero has advanced an aggregate of $175,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. The loan will be payable without interest on the consummation of this offering. The loan will be repaid out of the proceeds of this offering not being placed in trust.

Our initial shareholders and the underwriters in this offering have committed to purchase an aggregate of 5,050,000 warrants at $0.50 per warrant (for a total purchase price of $2,525,000) from us. These purchases will take place on a private placement basis simultaneously with the consummation of this offering. We believe the purchase price of the insider warrants and underwriter warrants is greater than the fair value of such warrants.

PROPOSED BUSINESS

Introduction

We are a Cayman Islands exempted company incorporated on July 18, 2007 as a blank check company in order to serve as a vehicle for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region. We intend to focus our search on companies in the renewable energy industry in Brazil, but we will also explore all opportunities in other industries and geographical areas that are attractive to us. We will not base our decision to continue searching for target businesses in the renewable energy industry on the amount of time we have spent searching for target businesses in such industry, nor on the amount of money we have spent in such a search. Rather, we will consider all potentially attractive business opportunities that we locate or that are presented to us.

Competitive Advantages

We believe that our executive officers and directors possess the experience, skills and contacts necessary to source, evaluate, and execute an attractive business combination. Additionally, members of our board of directors have extensive professional relationships with the governmental, legislative, and diplomatic communities. We intend to leverage these extensive contacts and relationships of our executive officers and directors to source, evaluate and execute business combination opportunities.

Mr. Mario Garnero, our co-non-executive Chairman of the Board, founded the Brasilinvest Group, a merchant bank based in Brazil, in 1975. Brasilinvest Group has investments in the real estate, financial services, industrial, agribusiness, and energy industries. Mr. Garnero was previously Chairman of NEC do Brazil S/A, and Chairman of ITT-Standard Electric S/A, the Brazil subsidiaries of NEC Corporation and ITT Corporation. Mr. Garnero has also served as President of the Automotive Vehicle Manufacturer’s Association of Brazil and served as a member of the National Energy Commission of Brazil, among other industry organization affiliations.

João de Almeida Sampaio Filho has served as our co-non-executive Chairman of the Board since December 2010. Since 2007, Mr. Filho has served as Chairman of the Board of the Agricultural Development Company of São Paolo. He has also served as a member of the Board of the Agency of Development of the State of São Paulo since 2008 and a member of the Board of the Administration of BrasilAgro SA since 2008.

Mr. Fernando Garnero, our President and a Director, is currently the Chief Executive Officer of the Brasilinvest Group and is also the Treasurer of the United Nations Association of Brazil.

Mr. Ovidio Antônio de Ângelis, our Chief Financial Officer, Secretary and Director, served as a former Cabinet Minister under Brazilian President Fernando Cardoso and was the President of the Goiás State Bank. He also served as Vice President of Brazil’s Foreign Trade Council. Mr. de Ângelis has significant personal and professional ties with ethanol projects in Brazil, particularly in the state of Goiás, where he will primarily focus his attention to identify attractive targets business combinations. However, Mr. de Ângelis has not had any discussions regarding a business combination.

Washington Valente, a member of our board of directors, has served as an advisor to numerous companies in the bio-energy and alternative energy industries since 2002.

Our executive officers and directors have strong reputations in the business community and long-term relationships with senior executives and decision-makers. We believe that these relationships will provide us with an important advantage in sourcing and structuring potential business combinations. Additionally, our executive officers and directors have extensive contacts with consultants, investment bankers, attorneys, and accountants, among others. While the past successes of our executive officers and directors do not guarantee that we will successfully consummate an initial business combination, they will play an important role in assisting us to identify strong potential targets and negotiate an agreement for our initial business combination and, to the extent that our executive officers and directors continue with us following the consummation of an initial business combination, we believe that their experience will help us operate the combined company. However, if we consummate a business combination in an industry or geographic location that our officers or directors do not have experience in, the foregoing competitive advantages may not be applicable to us.

Effecting a Business Combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering and the private placement of insider warrants, our share capital, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering and the private placement of insider warrants are intended to be applied generally toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, investors in this offering are investing without first having an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth. While we may seek to effect simultaneous business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We Have Not Identified a Target Business

To date, we have not selected any target business on which to concentrate our search for a business combination. None of our officers, directors, promoters and other affiliates has engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, share exchange, asset acquisition or other similar business combination with us, nor have we, nor any of our agents or affiliates, been approached by any candidates (or representatives of any candidates) with respect to a possible business combination with our company. Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate such an acquisition candidate. We have also not conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates. As a result, we cannot assure you that we will be able to locate a target business or that we will be able to engage in a business combination with a target business on favorable terms or at all.

Subject to the limitations that a target business have a fair market value of at least 80% of the balance in the trust account at the time of the execution of a definitive agreement for our initial business combination, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of Target Businesses

While we have not yet identified any acquisition candidates, we believe numerous such candidates are available in the renewable energy industry. We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community. Target businesses may be brought to our attention by such unaffiliated sources as a result of being solicited by us through calls or mailings which will not commence until after the completion of this offering. These sources may also introduce us to target businesses they think we may be interested in on an unsolicited basis, since many of these sources will have read this prospectus and know what types of businesses we are targeting. Our officers and directors, as well as their respective affiliates, may also bring to our attention target business candidates that they become aware of through their business contacts as a result of formal or informal inquiries or discussions they may have, as well as attending trade shows or conventions. While we do not presently anticipate engaging the services of professional firms or other individuals that specialize in business acquisitions on any formal basis, we may engage these firms or other individuals in the future, in which event we may pay a finder’s fee, consulting fee or other compensation to be determined in an arm’s length negotiation based on the terms of the transaction. Our management has experience in evaluating transactions, particularly in the renewable energy industry, but will retain advisors as they deem necessary to assist them in their due diligence efforts. In no event, however, will any of our existing officers, directors or initial shareholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination (regardless of the type of transaction). If we decide to enter into a business combination with a target business that is affiliated with our officers, directors or initial shareholders, we will do so only if we have obtained an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated shareholders from a financial point of view. However, as of the date of this prospectus, there is no affiliated entity that we consider a business combination target. We will not acquire an entity with which our management has had acquisition or investment discussions through their other business activities. We also do not anticipate acquiring an entity that is either a portfolio company of, or has otherwise received a financial investment from, an entity that is affiliated with our officers, directors and initial shareholders. However, if circumstances change and we decide to acquire such an entity, we are required to obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated shareholders from a financial point of view.

Selection of a Target Business and Structuring of a Business Combination

Subject to the limitations that a target business have a fair market value of at least 80% of the balance in the trust account at the time of the execution of a definitive agreement for our initial business combination, as described below in more detail, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. In evaluating a prospective target business, our management may consider a variety of factors, including one or more of the following:

•	financial condition and results of operation;
•	growth potential;
•	experience and skill of management and availability of additional personnel;
•	capital requirements;
•	competitive position;
•	barriers to entry;
•	stage of development of its products, processes or services;
•	degree of current or potential market acceptance of the products, processes or services;
•	proprietary features and degree of intellectual property or other protection for its products, processes or services;
•	regulatory environment of the industry; and
•	costs associated with effecting the business combination.

We believe such factors will be important in evaluating prospective target businesses, regardless of whether we acquire a target business in the renewable energy industry in Brazil or in another industry or geographic location. We will generally use these criteria and guidelines in evaluating acquisition opportunities although this list is not intended to be exhaustive. Furthermore, we may decide to enter into a business combination with a target business that does not meet these criteria and guidelines.

Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which is made available to us. This due diligence review will be conducted either by our management or by unaffiliated third parties we may engage, although we have no current intention to engage any such third parties.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

Fair Market Value of Target Business

The target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. We currently anticipate structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure a business combination where we merge directly with the target business or where we acquire less than 100% of such interests or assets of the target business. If we acquire less than 100% of the equity interests or assets of the target business, we will not enter into a business combination unless either we or our public shareholders acquire at least a controlling interest in the target business (meaning not less than 50.1% of the voting equity interests in the target or all or substantially all of the assets of such target). If we acquire only a controlling interest in a target business or businesses, the portion of such business that we acquire must have a fair market value equal to at least 80% of the trust account balance. In order to consummate such an acquisition, we may issue a significant amount of our debt or equity securities to the sellers of such businesses and/or seek to raise additional funds through a private offering of debt or equity securities. Since we have no specific business combination under consideration, we have not entered into any such fund raising arrangement and have no current intention of doing so. The fair market value of the target will be determined by our board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business complies with the 80% threshold.

Lack of Business Diversification

Our business combination must be with a target business or businesses that collectively satisfy the minimum valuation standard at the time of such acquisition, as discussed above, although this process may entail the simultaneous acquisitions of several operating businesses at the same time. Therefore, at least initially, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and
•	result in our dependency upon the performance of a single operating business or the development or market acceptance of a single or limited number of products, processes or services.

If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business.

Limited Ability to Evaluate the Target Business’ Management

Although we intend to scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business following a business combination cannot presently be stated with any certainty. While it is possible that some of our key personnel will remain associated in senior management or advisory positions with us following a business combination, it is unlikely that they will devote their full time efforts to our affairs subsequent to a business combination. Moreover, they would only be able to remain with the company after the consummation of a business combination if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for them to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of our key personnel may influence their motivation in identifying and selecting a target business, their ability to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. Additionally, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that any such additional managers we do recruit will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Shareholders May Not Have the Ability to Approve Business Combination

In connection with any proposed business combination, we will either (i) seek shareholder approval of an initial business combination at a meeting called for such purpose at which shareholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, or (ii) provide our shareholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, in each case subject to the limitations described herein. The decision as to whether we will seek shareholder approval of a proposed business combination or will allow shareholders to sell their shares to us in a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek shareholder approval. The amount in the trust account is initially anticipated to be approximately $10.071 per share, or approximately $10.02 per share if the underwriters’ over-allotment option is exercised in. Unlike other blank check companies which require shareholder votes and conduct proxy solicitations in conjunction with their initial business transactions and related conversions of public shares for cash upon consummation of such initial business combination even when a vote is not required by law, we will have the flexibility to avoid such shareholder vote and allow our shareholders to sell their shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act which regulate issuer tender offers. In that case, we will file tender offer documents with the SEC which will contain substantially the same financial and other information about the initial business combination as is required under the SEC’s proxy rules. We will consummate our initial business combination only if holders of less than 90% of our public shares elect to convert (in the case of a shareholder meeting) or sell their shares to us (in the case of a tender offer) and, solely if we seek shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the business combination. Our initial shareholders have agreed (i) to vote their shares in favor of any proposed business combination, (ii) not to convert any shares in connection with a shareholder vote to approve a proposed initial business combination and (iii) not to sell their shares to us pursuant to any tender offer described above.

Voting Restrictions in Connection with Shareholder Meeting

If we seek shareholder approval of any proposed initial business combination, no public shareholder, whether acting singly or with any affiliate or other person acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be permitted, without our prior consent, to exercise voting rights on any proposal submitted for consideration at a meeting relating to a proposed business combination with respect to more than 10% of the shares sold in this offering. Accordingly, all Excess Shares beneficially owned (as defined in Section 13(d)(3) of the Exchange Act) by a public shareholder (or shareholders if they are acting in concert or as a group) shall be voted by our management in favor of all proposals submitted for consideration at such meeting. We believe this restriction will prevent a single shareholder or “group” from obstructing all shareholders’ ability to consider and vote upon a transaction by accumulating large blocks of shares before the vote held to approve a proposed business combination and attempt to force us to purchase its shares at a significant premium to the then current market price or provide it with some other form of inducement in exchange for its agreement to vote in favor of the proposed business combination. By limiting a shareholder’s ability to vote with respect to no more than 10% of the shares sold in this offering, we believe we have limited the ability of a small group of shareholders to block a transaction which is favored by our other public shareholders.

In connection with any vote for a proposed business combination, all of our initial shareholders, as well as all of our officers and directors, have agreed to vote the ordinary shares owned by them immediately before this offering as well as any ordinary shares acquired in this offering or in the aftermarket in favor of such proposed business combination. None of our officers, directors, initial shareholders or their affiliates has indicated any intention to purchase units in this offering or any units or ordinary shares in the open market or in private transactions. However, if we hold a meeting to approve a proposed business combination and a significant number of shareholders vote, or indicate an intention to vote, against such proposed business combination, our officers, directors, initial shareholders or their affiliates could make such purchases in the open market or in private transactions in order to influence the vote.

If holders of shares sold in this offering indicate an intention to vote against a proposed business combination and/or seek conversion of their shares into cash, we may negotiate arrangements to provide for the repurchase of such shares at the closing of the business combination using funds held in the trust account. The purpose of such arrangements would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of our ordinary shares outstanding vote in favor of a proposed business combination and that holders of fewer than 90% of the shares sold in this offering demand conversion of their shares into cash where it appears that such requirements would otherwise not be met. All shares repurchased by us or purchased by our affiliates pursuant to such arrangements would be voted in favor of the proposed business combination. No such arrangements currently exist.

Conversion Rights

If we seek shareholder approval of an initial business combination at a meeting called for such purpose, public shareholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid. In such event, the conversion rights will be effected under our amended and restated memorandum and articles of association and Cayman Islands law as repurchases. Alternatively, we may provide our shareholders with the opportunity to sell their ordinary shares to us through a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid.

Notwithstanding the foregoing, if we determine to hold a meeting to approve our initial business combination, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 10% or more of the ordinary shares sold in this offering. Accordingly, all Excess Shares purchased by a holder will not be converted to cash. We believe this restriction will prevent shareholders from accumulating large blocks of shares before the vote held to approve a proposed business combination and attempt to use the conversion right as a means to force us or our management to purchase their shares at a significant premium to the then current market price. By limiting a shareholder’s ability to convert no more than 10% of the ordinary shares sold in this offering, we believe we have limited the ability of a small group of shareholders to unreasonably attempt to block a transaction which is favored by our other public shareholders.

Our initial shareholders will not have conversion or tender rights with respect to any ordinary shares owned by them, directly or indirectly, whether acquired prior to this offering or purchased by them in this offering or in the aftermarket.

We may also require public shareholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to our transfer agent at any time through the vote on the business combination or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. Once the shares are converted by the beneficial holder, and effectively repurchased by us under Cayman Island law, the transfer agent will then update our Register of Shareholders to reflect all conversions.

There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise conversion rights. The need to deliver shares is a requirement of exercising conversion rights regardless of the timing of when such delivery must be effectuated. However, in the event we require shareholders seeking to exercise conversion rights prior to the consummation of the proposed business combination and the proposed business combination is not consummated this may result in an increased cost to shareholders.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed business combination. Furthermore, if a holder of a public share delivered his certificate in connection with an election of their conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the initial business combination is not approved or completed for any reason, then our public shareholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any shares delivered by public holders.

Permitted Repurchases of our Securities

Prior to the consummation of a business combination, there can be released to us from the trust account amounts necessary to repurchase up to 25% of the shares sold in this offering (1,250,000 shares, or 1,437,500 shares if the over-allotment option is exercised in full) at any time commencing after the announcement by us of entry into a definitive agreement for our initial business combination and ending on the date immediately prior to the vote held to approve such business combination or the expiration of the tender offer process. Repurchases will be made only in open market transactions at times when we are not in possession of any material non-public information. It is intended that repurchases will comply with the technical requirements of Rule 10b-18 (including timing, pricing and volume limitations) under the Exchange Act (although the repurchases will not actually be effectuated under Rule 10b-18) at prices (inclusive of commissions) not to exceed the per-share amount then held in trust (initially approximately $10.071 share, or $10.02 if the over-allotment option is exercised in full). We can repurchase any or all of the 1,250,000 shares (or 1,437,500 shares if the over-allotment option is exercised in full) we are entitled to repurchase. It will be entirely in our discretion as to how many shares are repurchased, when repurchases are made and at what prices (provided the price does not to exceed the per-share amount then held in trust). Decisions regarding repurchases will be made based on various factors, including the then current market price of our ordinary shares and the terms of the proposed business combination. All shares repurchased by us will be immediately cancelled.

Because public shareholders will have the right to either seek conversion of their shares or tender them to us (as described above), such shareholders would be entitled to receive a pro rata share of the funds held in our trust account if the transaction is consummated. Accordingly, such a shareholder would have to wait until after the closing of the proposed business combination in order to receive his share of the funds in the trust account. Alternatively, such a shareholder could seek to sell his shares in the open market prior to the consummation of a proposed business combination. Our ability to repurchase such shares at prices not to exceed the per-share amount then held in trust could provide a readily available market for a public shareholder wishing to sell his shares. At the same time, by agreeing to pay no more than the per-share amount then held in trust for such shares, the resulting per-share conversion or liquidation price for all of our other public shareholders increases (or at worst, remains constant) because we may have paid less to the selling shareholder than we would have had to pay had such shareholder sought conversion or tender.

The foregoing may have the effect of making it easier for us to complete our initial business combination because the 90% threshold to complete our business combination will remain constant at a percentage of the shares sold in this offering even if we repurchase ordinary shares in the open market. As a result, the threshold will effectively represent a greater percentage of the number of outstanding shares that may be converted to the extent we make any such repurchases. Additionally, as there would be fewer shares outstanding that might have had the intention of voting against any proposed business combination or seeking to sell shares back to us in a tender offer following such repurchases, it may make it easier for us to consummate such a business combination. However, if we made such repurchases, we would have less cash immediately available to us to complete a proposed business combination and therefore may be required to obtain third-party financing and it would result in less cash being available for use as working capital following the business combination.

Liquidation of Trust Account if No Business Combination

If we do not complete a business combination within 18 months from the consummation of this offering, or up to 24 months if the extension criteria have been satisfied, we will liquidate the trust account and distribute the proceeds held therein to our public shareholders.

The amount in the trust account (less $[•  ] representing the aggregate nominal par value of the shares of our public shareholders) under the Companies Law will be treated as share premium which is distributable under the Cayman Companies Law provided that immediately following the date on which the proposed distribution is proposed to be made, we are able to pay our debts as they fall due in the ordinary course of business. If we are forced to liquidate the trust account, we anticipate that we would distribute to our public shareholders the amount in the trust account calculated as of the date that is two days prior to the distribution date (including any accrued interest) (subject to our provision for creditors). We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event we enter an insolvent liquidation. Furthermore, while we will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with our search for a target business) and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the trust account or that a court would conclude that such agreements are legally enforceable.

Each of our initial shareholders has agreed to waive its rights to participate in any liquidation of our trust account or other assets with respect to the initial shares and to vote their initial shares in favor of any dissolution and plan of distribution which we submit to a vote of shareholders. There will be no distribution from the trust account with respect to our warrants, which will expire worthless.

If we are unable to complete an initial business combination and expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share distribution from the trust account would be approximately $10.071 (or $10.02 if the over-allotment option is exercised in full).

The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would be prior to the claims of our public shareholders. Although we will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our shareholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason.

Fernando Garnero has personally agreed that, if we liquidate the trust account prior to the consummation of a business combination, he will be liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of this offering not held in the trust account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the trust account. Accordingly, the actual per-share distribution could be less than approximately $10.071 (or $10.02 if the over-allotment option is exercised in full), plus interest, due to claims of creditors. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public shareholders at least approximately $10.071 per share (or approximately $10.02 per share if the over-allotment option is exercised in full).

Survival After Liquidation of Trust Account

As discussed above, in the event that we fail to consummate a business combination by , 2012 [eighteen months from the closing of this offering] or , 2012 [twenty-four months from the closing of this offering] if the period to complete our business combination has been extended, we will distribute the funds held in the trust account. Following such distribution, each shareholder, including our initial shareholders, shall retain their shares and warrants and continue to be our security holders. We will continue in existence as a public shell company and, subject to the provisions of our amended and restated memorandum and articles of association, our management will have broad discretion to determine the future of our business, if any. In addition, as substantially all of our assets will have been distributed pursuant to the liquidation of our trust account, the surviving public shell company will have limited, or no, financial resources to pursue a new business. It is anticipated that our management or initial shareholders will provide us with working capital funds in exchange for additional securities at their then fair market value (which would result in them owning a substantial majority of our securities). However, they are not required to do so and we may need to seek third-party financing which may not be available on terms acceptable to us or at all.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there may be numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses may be limited by our available financial resources.

The following also may not be viewed favorably by certain target businesses:

•	our obligation to seek shareholder approval of a business combination or enter into a tender offer may delay the completion of a transaction;
•	our obligation to convert or repurchase ordinary shares held by our public shareholders may reduce the resources available to us for a business combination; and
•	our outstanding warrants and unit purchase options, and the potential future dilution they represent.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms. Furthermore, the fact that we will not be required to pay our underwriters any deferred compensation upon consummation of an initial business combination may give us a competitive advantage over other similarly structured blank check companies.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our principal executive offices at Av Brig. Faria Lima, 1485-19 Andar, Brasilinvest Plaza CEP 01452-002, Sao Paulo, Brazil. The cost for this space is included in the $10,000 per-month fee Brasilinvest Group will charge us for general and administrative services commencing on the effective date of this prospectus pursuant to a letter agreement between us and Brasilinvest Group. We believe, based on rents and fees for similar services in Sao Paulo, Brazil, that the fee charged by Brasilinvest Group is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to our affairs) than they would prior to locating a suitable target business. We presently expect each of our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our units, ordinary shares and warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual report will contain financial statements audited and reported on by our independent registered public accountants.

We will provide shareholders with audited financial statements of the prospective target business as part of any proxy solicitation or tender offer materials sent to shareholders to assist them in assessing the target business. In all likelihood, the financial statements included in the proxy solicitation or tender offer materials will need to be prepared in accordance with U.S. GAAP and/or IFRS. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have the necessary financial statements. To the extent that this requirement cannot be met, we may not be able to acquire the proposed target business.

We may be required to have our internal control procedures audited for the fiscal year ending December 31, 2011 as required by the Sarbanes-Oxley Act. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

Comparison to Offerings of Blank Check Companies Subject to Rule 419

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering because we will be listed on a national securities exchange, we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K, including an audited balance sheet demonstrating this fact.

	Terms of the Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$47,830,000 of the net offering proceeds plus the $2,525,000 we will receive from the sale of the insider warrants and underwriter warrants will be deposited into a trust account at JPMorgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee	$43,650,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.
Investment of net proceeds	The $47,830,000 of net offering proceeds plus the $2,525,000 we will receive from the sale of the insider warrants and underwriter warrants held in trust will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.
Limitation on fair value or net assets of target business	The initial target business that we acquire must have a fair market value equal to at least 80% of the balance in our trust account at the time of the execution of a definitive agreement for our initial business combination.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

	Terms of the Offering	Terms Under a Rule 419 Offering
Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The ordinary shares and warrants comprising the units will begin to trade separately five trading days following the earlier to occur of the expiration or termination of the over-allotment option and its exercise in full, provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised on the date of this prospectus. If the over-allotment option is exercised after the date of this prospectus, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise and consummation of the over-allotment option.	No trading of the units or the underlying ordinary shares and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.
Exercise of the warrants	The warrants cannot be exercised until the completion of a business combination and, accordingly, will be exercised only after the trust account has been terminated and distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

	Terms of the Offering	Terms Under a Rule 419 Offering
Election to remain an investor	We will either (i) give our shareholders the opportunity to vote on the business combination or (ii) provide our public shareholders with the opportunity to sell their ordinary shares to us in a tender offer for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, less taxes. If we hold a meeting to approve a proposed business combination, we will send each shareholder a proxy statement containing information required by the SEC. Alternatively, if we do not hold a meeting and instead conduct a tender offer, we will conduct such tender offer in accordance with the tender offer rules of the SEC and file tender offer documents with the SEC which will contain substantially the same financial and other information about the initial business transaction as we would have included in a proxy statement.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a shareholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the shareholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.
Business combination deadline	Pursuant to our amended and restated memorandum and articles of association, if we do not complete an initial business combination within 18 months from the consummation of this offering (or up to 24 months if the period to complete our business combination has been extended as described elsewhere in this prospectus), we will liquidate the trust account and distribute the funds included therein to our shareholders.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Interest earned on the funds in the trust account	There can be released to us, from time to time, any interest earned on the funds in the trust account (i) that we may need to pay our tax obligations and (ii) any remaining interest that we need for our working capital requirements. The remaining interest earned on the funds in the trust account will not be released until the earlier of the completion of a business combination and the liquidation of our trust account upon failure to effect a business combination within the allotted time.	All interest earned on the funds in the trust account will be held in trust for the benefit of public shareholders until the earlier of the completion of a business combination and our liquidation upon failure to effect a business combination within the allotted time.

	Terms of the Offering	Terms Under a Rule 419 Offering
Release of funds	Except for (i) amounts necessary to repurchase up to 25% of the shares sold in this offering, (ii) any amounts that we may need to pay our tax obligations and (iii) any remaining interest that we may need for our working capital requirements that may be released to us from the interest earned on the trust account balance, the proceeds held in the trust account will not be released until the earlier of the completion of a business combination and the liquidation of our trust account upon failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Mario Garnero	73	Co-Non-Executive Chairman of the Board
João de Almeida Sampaio Filho	45	Co-Non-Executive Chairman of the Board
Fernando Garnero	40	President and Director
Ovidio Antônio de Ângelis	65	Chief Financial Officer, Secretary and Director
Washingon Valente	61	Director

Mario Garnero has served as our co-non-Executive Chairman of the Board since December 2010 and has served as a member of our board of directors since our inception. We believe Mr. Garnero is well-qualified to serve as a member of the Board due to his business leadership, operational experience and contacts, as well as his diverse activities in Brazil. He also served as our Executive Chairman of the Board from our inception to October 2007. Mr. Garnero is the Chairman and Founder of the Brasilinvest Group. The Brasilinvest Group is a business organization established in 1975 as a private business enterprise operating along the lines of a classic “banquet d’affaires” or merchant bank. The establishment of the Brasilinvest Group, with activities in energy, alternative energy, real estate, transportation, agricultural business, information technology and telecommunications, has over the years attracted direct investments to Brazil of approximately $4 billion, and gathered partners and business associates from 16 different countries, many of which are still minority shareholders of Brasilinvest. Mr. Garnero is also the President of Jurisul — the Interamerican Institute for Juridical Studies on Mercosur, Fórum das Américas — a think-tank group established in 1978 to promote and improve global awareness of environmental issues, and President of the United Nations Association-Brazil. From 1981 to 1991, Mr. Garnero served as Chairman of the Board of NEC do Brasil S/A, a joint-venture between the Brasilinvest Group and the Japanese NEC, telecommunication company specializing in heavy switchboards and mobile phone technology. From 1982 to 1984, Mr. Garnero served as President of the National Confederation of Brazilian Industries (CNI), the representative body from the industrial sector in Brazil, responsible for the first business plan on Ethanol Transportation. During this period a document which contained the signatures of over 800 prominent leaders of the Brazilian economy, all in support of the production of the ethanol empowered automobile was produced by CNI. From 1979 to 1981, Mr. Garnero served as President of the National Association of Automotive Vehicle Manufacturers of Brazil, which included the most important automotive producers in Brazil, such as General Motors, Ford, FIAT and Volkswagen. From 1981 to 1982, Mr. Garnero served as a member of the National Energy Commission of Brazil. From 1978 to 1981, Mr. Garnero served as Chairman of ITT-Standard Electric S/A, former subsidiary of ITT (telecommunications sector) in Brazil acquired by Brasilinvest Group. Mr. Garnero has been the recipient of many awards and recognitions such as the Industry Metal of Merit-State of Piaui Federation of Industry Man of the Year from the Brazilian American Chamber of Commerce, New York, and Citizen of Sao Paulo. Mr. Garnero graduated from the Law School of Pontific Catholic University of Sao Paulo. Mr. Garnero, who is fluent in English, French, Italian, Spanish and Portuguese, is the father of Fernando Garnero, our President.

João de Almeida Sampaio Filho has served as our co-non-executive Chairman of the Board since December 2010. Since 2007, Mr. Filho has served as Chairman of the Board of the Agricultural Development Company of São Paolo. He has also served as a member of the Board of the Agency of Development of the State of São Paulo since 2008 and a member of the Board of the Administration of BrasilAgro SA since 2008. From 2007 to 2010, Mr. Filho served as the Agriculture and Food Supply Secretary for the São Paulo State. From 2002 to 2008, Mr. Filho was the president of the Brazilian Rural Society. From 2004 to 2007, he was the President of the Brazilian Chamber of Natural Rubber for the Department of Agriculture. From 1996 to 2006, Mr. Filho was the President of the National Board of Natura Ruber of CNA. He was also the President of the Rubber Production Association in the State of Mato Grosso from 1994 to 1998 and vice-president of the Commercial Association of Rubber for São Paulo from 2005 to 2010. Mr. Filho was also an Advisor Member of the Brazilian Agribusiness Association in the region of Ribeirão Preto in the state of São Paulo from 2004 to 2008.

Fernando Garnero has served as our President since December 2010 and a member of our board of directors since our inception. We believe Mr. Garnero is well-qualified to serve as a member of the Board due to his business leadership, operational experience and contacts, as well as his diverse activities in Brazil. He also served as Executive Chairman of the Board from October 2007 to November 2010. Mr. Garnero has served as the Chief Executive Officer of the Brasilinvest Group since 1996. Mr. Garnero has also served as General Director of the Forum Das Americas since 1997, a think tank, non profit organization established in 1978 and dedicated in expanding Brazil’s role in international trade. Mr. Garnero is the Treasurer of the United Nations Association of Brazil since 2000. Mr. Garnero has served as Director in the Board of Toscana Negocios E Participacoes S/A, a financial consulting firm to the Brazilian Government and the private sector since 2003. Mr. Garnero has also served as International Vice President of Habicamp (Regional Association of Habitation — Campinas), a real estate and civil construction company since January 2005. Mr. Garnero studied law at FMU (Faculdades Metropolitanas Unidas) and Business Management at the American University of Paris. Mr. Garnero, who is fluent in English, French, Italian and Portuguese, is the son of Mario Garnero, our non-Executive Chairman of the Board.

Ovidio Antônio de Ângelis has served as our Chief Financial Officer and Secretary since our inception and a member of our board of directors since December 2010. We believe Mr. Ângelis is well-qualified to serve as a member of the Board due to his government leadership roles in Brazil and his other experience and contacts. Mr. de Ângelis has served as the Secretary of the Foreign Trade Bureau of the State of Goiás in Brazil since May 2003. He also served as Vice President of Brazil’s Foreign Trade Council in 2003. From 1998 to December 2003, Mr. de Ângelis headed several Brazilian delegations in various international conferences including the International Conference “Istanbul+5” in Berlin, German and the International Conferences of HABITAT promoted by the United Nations in New York, as well as Nairobi, Kenya. Under the administration of Brazilian President Fernando Henrique Cardoso, from 1998 to August 2002, Mr. de Ângelis was a member of the Brazilian cabinet and served as the Minister and Special Secretary of Regional Politics. From August 1999 to December 2002, he was a member of the Brazilian cabinet as the Minister and Special Secretary of Urban Development. He also served as executive secretariat of Ibero-America Urbanism and Habitation Ministries and Public Authorities Conference in Cuba and Panama. From 1999 to December 2002, Mr. de Ângelis also served as President of various work groups that developed the Brazilian National Public Urban Transport Plan, the Brazilian National Sanitation Plan and the Brazilian Nacional Habitation Plan. From 1992 to 1994, Mr. de Ângelis was President of the Electric Energy Company in the State of Goias. From 1991 to 1993, Mr. de Ângelis was President of the State Bank of Goias, and Vice president of the Association of Commercial and State Banks of Brazil (ASBACE). Mr. de Ângelis received a Bachelor’s Degree in Law at the Federal University of Goiás, College of Law.

Washington Valente has served as a member of our board of directors since December 2010 and served as our Chief Operating Officer from our inception to December 2010. Since 2002, Mr. Valente has been an advisor to companies in the bio-energy and alternative energy industries. From November 2004 to May 2006, Mr. Valente served as advisor to the State Bureau of Production and Tourism of the Brazilian State of Mato Grosso Do Sul and from September 2002 to November 2004, he served as the State’s Superintendent of Industry and Business. From February 2000 to June 2002, Mr. Valente served as a marketing and planning coordinator for Panamco Brasil, a Coca-Cola beverage bottling and distribution company. From 1991 to 1999, Mr. Valente served as sales and marketing manager of Olimpia Comercio E Representacoes Ltda., a company operating in the electronic industry. Mr. Valente received a Masters Degree in Agro-Industrial Production and Management from UNIDERP-MS and an M.B.A. from Getulio Vargas Foundation.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Washington Valente, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Ovidio Antonio de Angelis and João de Almeida Sampaio Filho, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Mario Garnero and Fernando Garnero, will expire at the third annual meeting.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us. Commencing on the date of this prospectus through the acquisition of a target business, we will pay Brasilinvest Group, an affiliate of Mario Garnero and Fernando Garnero, a fee of $10,000 per month for providing us with office space and certain office and secretarial services. However, this arrangement is solely for our benefit and is not intended to provide Mr. Garnero compensation in lieu of a salary. Other than the $10,000 per month administrative fee, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Director Independence

As a foreign company, we are not required to have a majority of our board be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

We have determined that upon consummation of this offering, each of Mario Garnero, João de Almeida Sampaio Filho and Washington Valente will be an independent director. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

Audit Committee

Effective upon consummation of this offering, we will establish an audit committee of the board of directors, which will consist of Mario Garnero, as chairman, João de Almeida Sampaio Filho and Washington Valente, each of whom is an independent director under the NYSE Amex’s listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and
•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the NYSE Amex listing standards. The NYSE Amex listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the NYSE Amex that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Washington Valente qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

Effective upon consummation of this offering, we will establish a nominating committee of the board of directors, which will consist of Mario Garnero, as chairman, João de Almeida Sampaio Filho and Washington Valente, each of whom is an independent director under the NYSE Amex’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;
•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Code of Ethics

Upon consummation of this offering, we will adopt a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.
•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.
•	The initial shares owned by our officers and directors will be released from escrow only if a business combination is successfully completed and subject to certain other limitations. Additionally, our officers and directors will not receive distributions from the trust account with respect to any of their initial shares if we do not complete a business combination. Furthermore, the purchasers of the insider warrants have agreed that such securities will not be sold or transferred by them until after we have completed a business combination. For the foregoing reasons, the personal and financial interests of our directors and executive officers may influence their motivation in identifying and selecting a target business, completing a business combination in a timely manner and securing the release of their shares.
•	If our management negotiates to be retained post business combination as a condition to any potential business combination, their financial interests, including compensation arrangements, could influence their motivation in selecting, negotiating and structuring a transaction with a target business, and such negotiations may result in a conflict of interest.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
(iii)	directors should not properly fetter the exercise of future discretion;
(iv)	duty to exercise powers fairly as between different sections of shareholders;
(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors. To the extent they identify business opportunities which may be suitable for the entities to which they owe pre-existing fiduciary obligations, our officers and directors will honor those fiduciary obligations. Accordingly, they may not present opportunities to us that otherwise may be attractive to us unless the entities to which they owe pre-existing fiduciary obligations and any successors to such entities have declined to accept such opportunities.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has contractually agreed, pursuant to a written agreement with us, until the earliest of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to our company for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us, subject to any pre-existing fiduciary or contractual obligations he might have.

Mario Garnero and Fernando Garnero are affiliated with the Brasilinvest Group, a private company with activities in merchant banking and a focus in real estate, infrastructure, telecommunications, transportation, agricultural business, energy and alternative energy industries. Accordingly, they have pre-existing fiduciary obligations to the Brasilinvest Group. However, Brasilinvest Group has contractually agreed, pursuant to a written agreement with us, to allow them to show all potential business combination opportunities to us prior to showing such opportunities to the Brasilinvest Group.

In connection with the vote required for any business combination, all of our existing shareholders, including all of our officers and directors, have agreed to vote their respective initial shares in accordance with the vote of the public shareholders owning a majority of the shares of our ordinary shares sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to those ordinary shares acquired by them prior to this offering. Any ordinary shares acquired by existing shareholders in the offering or aftermarket will be considered part of the holdings of the public shareholders. Except with respect to the redemption rights afforded to public shareholders, these existing shareholders will have the same rights as other public shareholders with respect to such shares, including voting rights in connection with a potential business combination. Accordingly, they may vote such shares on a proposed business combination any way they choose.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our initial shareholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated shareholders from a financial point of view. We currently do not anticipate entering into a business combination with an entity affiliated with any of our initial shareholders. We do not intend to pursue a business combination with any company that is a portfolio company of, or otherwise affiliated with, or has received financial investment from, an entity with which our existing shareholders, executive officers or directors are affiliated. However, if circumstances change and we decide to acquire such an entity, we are required to obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated shareholders from a financial point of view. Furthermore, in no event will any of our existing officers, directors or initial shareholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of December 22, 2010 and as adjusted to reflect the sale of our ordinary shares included in the units offered by this prospectus (assuming none of the individuals listed purchase units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares;
•	each of our officers and directors; and
•	all of our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. The following table does not reflect record of beneficial ownership of the 4,050,000 insider warrants as these warrants are not exercisable within 60 days of the date of this prospectus.

	Prior to Offering			After Offering(2)
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Ordinary shares	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Ordinary Shares
Mario Garnero	36,632		2.5%	31,854		*
Fernando Garnero	1,343,368	(3)	93.5%	1,168,146	(3)	18.7%
João de Almeida Sampaio Filho	25,000		1.7%	21,739		*
Ovidio Antônio de Ângelis(4)	22,500		1.6%	19,565		*
Washington Valente	10,000		*	8,696		*
All directors and executive officers as a group (five individuals)	1,437,500		100.0%	1,250,000		20.0%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is Av Brig. Faria Lima, 1485-19 Andar, Brasilinvest Plaza CEP 01452-002, Sao Paulo, Brazil.
(2)	Assumes no exercise of the over-allotment option and, therefore, the compulsory repurchase by us of an aggregate of 187,500 ordinary shares held by our initial shareholders.
(3)	Includes 1,320,868 ordinary shares (or 1,148,581 ordinary shares if the over-allotment option is not exercised) held by Rosewood Partners, an entity the beneficiary of which is Mr. Garnero.
(4)	The business address of Mr. de Ângelis is Rua 01, Number 900, Apt. 601, Setor Oeste, Goiânia — Goiás, Brazil 74115-040.

Immediately after this offering, our initial shareholders will beneficially own 20% of the then issued and outstanding ordinary shares (assuming none of them purchase any units offered by this prospectus). None of our initial shareholders, officers and directors has indicated to us that he intends to purchase our securities in the offering. Because of the ownership block held by our initial shareholders, such individuals may be able to effectively exercise control over all matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions other than approval of our initial business combination.

If the underwriters do not exercise all or a portion of the over-allotment option, our initial shareholders will have up to an aggregate of 187,500 ordinary shares compulsorily repurchased by us. Our initial shareholders will be required to have repurchased by us only a number of shares necessary to maintain their collective 20% ownership interest in our ordinary shares after giving effect to the offering and the exercise, if any, of the underwriters’ over-allotment option.

All of the initial shares outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until one year after the date of the consummation of our initial business combination or earlier if, subsequent to our business combination, we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Up to 187,500 of the initial shares may also be released from escrow earlier than this date for cancellation if the over-allotment option is not exercised in full as described above.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (i) for transfers to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of our securities or (vi) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement, but will retain all other rights as our shareholders, including, without limitation, the right to vote their ordinary shares and the right to receive cash dividends, if declared. If dividends are declared and payable in ordinary shares, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate the trust account, none of our initial shareholders will receive any portion of the liquidation proceeds with respect to their initial shares.

Our initial shareholders have committed to purchase the insider warrants (for a total purchase price of $2,025,000) from us. This purchase will take place on a private placement basis simultaneously with the consummation of this offering. The insider warrants will be identical to the warrants underlying the units being offered by this prospectus except that if we call the warrants for redemption, the insider warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as such warrants are held by the initial purchasers or their affiliates. These purchasers have agreed that the insider warrants will not be sold or transferred by them (except to certain permitted transferees) until after we have completed a business combination.

Mario Garnero and Fernando Garnero are our “promoters,” as that term is defined under the Federal securities laws.

CERTAIN TRANSACTIONS

In July 2007, we issued 6,250,000 ordinary shares to the individuals set forth below for $25,000 in cash, at a purchase price of $0.004 share, as follows:

Name	Number of Shares	Relationship to Us
Rosewood Partners	4,093,750	Entity affiliated with Mario Garnero, our Executive Chairman of the Board
Jorio Dauster	1,250,000	Non-Executive Vice Chairman of the Board
Thompson & Knight Global Energy Services, LLC	234,375	Entity presided by Renato Bertani, our Chief Executive Officer
Ovidio Antônio de Ângelis	234,375	Chief Financial Officer and Secretary
Global Investors, Ltd.	156,250	Shareholder
Gerhard Kurz	156,250	Director
Jacir Bergmann II	62,500	Director
Washington Valente	62,500	Chief Operating Officer

In November 2010, the above individuals and entities sold, such sales being effected as repurchases under Cayman Islands law, back to us an aggregate of 4,812,500 ordinary shares as follows:

•	Rosewood Partners contributed an aggregate of 2,688,750 ordinary shares back to us;
•	Jorio Dauster contributed an aggregate of 1,250,000 ordinary shares back to us;
•	Thompson & Knight Global Energy Services, LLC contributed an aggregate of 234,375 ordinary shares back to us;
•	Ovidio Antônio de Ângelis contributed an aggregate of 211,875 ordinary shares back to us;
•	Global Investors, Ltd. and Gerhard Kurz each contributed an aggregate of 156,250 ordinary shares back to us;
•	Jacir Bergmann II contributed an aggregate of 62,500 ordinary shares back to us; and
•	Washington Valente contributed an aggregate of 52,500 ordinary shares back to us.

In December 2010, Rosewood Partners also transferred an aggregate of 84,132 ordinary shares held by it to the following individuals:

•	36,632 ordinary shares to Mario Garnero;
•	25,000 ordinary shares to João de Almeida Sampaio Filho; and
•	22,500 ordinary shares to Fernando Garnero.

If the underwriters do not exercise all or a portion of their over-allotment option, our initial shareholders have agreed to have compulsorily repurchased by us up to an aggregate of 187,500 ordinary shares in proportion to the portion of the over-allotment option that was not exercised. If such shares are repurchased, we would record the aggregate fair value of the shares repurchased and reacquired to treasury shares and a corresponding credit to additional paid-in capital based on the difference between the fair market value of the ordinary shares repurchased and the price paid for such repurchased shares (which would be an aggregate total of approximately $3,260 for all 187,500 shares). Upon receipt, such repurchased shares would then be immediately cancelled which would result in the retirement of the treasury shares and a corresponding charge to additional paid-in capital.

If the underwriters determine the size of the offering should be increased or decreased, a share dividend or a contribution back to capital, as applicable, would be effectuated in order to maintain our initial shareholder’s ownership at a percentage of the number of shares to be sold in this offering. Such an increase or decrease in offering size could also result in a proportionate increase or decrease in the amount of interest we may withdraw from the trust account.

Our initial shareholders and the underwriters in this offering have committed, pursuant to written subscription agreements with us and Graubard Miller, as escrow agent, to purchase the 4,050,000 insider warrants (for a total purchase price of $2,025,000) and 1,000,000 underwriter warrants (for a total purchase price of $500,000) from us. These purchases will take place on a private placement basis simultaneously with the consummation of this offering. The purchase price for the insider warrants and underwriter warrants will be delivered to Graubard Miller, our counsel in connection with this offering, who will also be acting solely as escrow agent in connection with the private sale of such warrants, at least 24 hours prior to the date of this prospectus to hold in a non-interest bearing account until we consummate this offering. Graubard Miller will deposit the purchase price into the trust account simultaneously with the consummation of the offering. The insider warrants will be identical to the warrants underlying the units being offered by this prospectus except that they will be exercisable for cash or on a cashless basis, at the holders’ option, and will not be redeemable by us, in each case so long as such warrants are held by the initial purchasers or their affiliates. The purchasers have agreed that the insider warrants and underwriter warrants will not be sold or transferred by them (except to certain permitted transferees) until after we have completed a business combination.

The holders of our initial shares issued and outstanding on the date of this prospectus, as well as the holders of the insider warrants and underwriter warrants (and all underlying securities), will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the insider warrants and underwriter warrants (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Brasilinvest Group, an affiliate of Mario Garnero and Fernando Garnero, has agreed that, commencing on the effective date of this prospectus through the earlier of our consummation of a business combination or our liquidation, it will make available to us certain general and administrative services, including office space, utilities and administrative support, as we may require from time to time. We have agreed to pay Brasilinvest Group $10,000 per month for these services. Mario Garnero is the Chairman of the Brasilinvest Group and Fernando Garnero is the Chief Executive Officer of Brasilinvest Group. Accordingly, they will benefit from the transaction to the extent of their interest in Brasilinvest Group. However, this arrangement is solely for our benefit and is not intended to provide Messrs. Garnero or Garnero compensation in lieu of a salary. We believe, based on rents and fees for similar services in Sao Paulo, Brazil, that the fee charged by Brasilinvest Group is at least as favorable as we could have obtained from an unaffiliated person.

As of the date of this prospectus, Mario Garnero has advanced to us an aggregate of $175,000 to cover expenses related to this offering. The loan will be payable without interest on the consummation of this offering. We intend to repay this loan from the proceeds of this offering not being placed in trust.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us. Our audit committee will review and approve all reimbursements and payments made to any initial shareholder or member of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee will be reviewed and approved by our Board of Directors, with any interested director abstaining from such review and approval.

Other than the $10,000 per-month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our existing shareholders, officers or directors who owned our ordinary shares prior to this offering, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our ordinary shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our initial shareholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated shareholders from a financial point of view. We currently do not anticipate entering into a business combination with an entity affiliated with any of our initial shareholders. We do not intend to pursue a business combination with any company that is a portfolio company of, or otherwise affiliated with, or has received financial investment from, an entity with which our existing shareholders, executive officers or directors are affiliated. However, if circumstances change and we decide to acquire such an entity, we are required to obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated shareholders from a financial point of view. Furthermore, in no event will any of our existing officers, directors or initial shareholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 75,000,000 ordinary shares, par value $0.0001, and 1,000,000 preferred shares, par value $0.0001. As of the date of this prospectus, 1,437,500 ordinary shares are outstanding, held by five shareholders of record.

Units

Each unit consists of one ordinary share and one warrant. Each warrant entitles the holder to purchase one ordinary share. The ordinary shares and warrants will begin to trade separately five trading days following the earlier to occur of the expiration or termination of the over-allotment option and its exercise in full, provided that in no event may the ordinary shares and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering.

We will file a Current Report on Form 8-K which includes an audited balance sheet promptly upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised on the date of this prospectus. If the over-allotment option is exercised after the date of this prospectus, we will file an amendment to the Form 8-K, or a new Form 8-K, to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, an amendment thereto, or in a subsequent Form 8-K information indicating when separate trading of the ordinary shares and warrants has commenced.

Ordinary Shares

Our shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. In connection with any vote held to approve our initial business combination, all of our initial shareholders, as well as all of our officers and directors, have agreed to vote their respective ordinary shares owned by them immediately prior to this offering and any shares purchased in this offering or following this offering in the open market in favor of the proposed business combination.

We will proceed with the business combination only if public shareholders owning less than 90% of the total number of shares sold in this offering exercise their conversion rights or seek to sell their shares to us in a tender offer and, solely if we are holding a meeting to approve such business combination, if a majority of the ordinary shares voted are voted in favor of the business combination. Notwithstanding the foregoing, without our prior written consent, no public shareholder, whether acting singly or with any affiliate or other person acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be permitted to exercise voting rights on any proposal submitted for consideration at a meeting relating to a proposed business combination with respect to more than 10% of the shares sold in this offering. Accordingly, all Excess Shares beneficially owned (as defined in Section 13(d)(3) of the Exchange Act) by a public shareholder (or shareholders if they are acting in concert or as a group) shall be voted by our management in favor of all proposals submitted for consideration at such meeting and will not be converted to cash.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our amended and restated memorandum and articles of association, if we do not consummate a business combination by 18 months from the consummation of this offering, or up to 24 months from the consummation of this offering if the period of time to complete our business combination has been extended as described elsewhere in this prospectus, we will liquidate the trust account and distribute the proceeds held therein to our public shareholders, including any remaining interest. Our initial shareholders have agreed to waive their rights to share in any distribution from the trust account with respect to their initial shares.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that public shareholders have the right to have their ordinary shares converted to cash equal to their pro rata share of the trust account if they vote on the proposed business combination or seek to sell their shares in a tender offer in connection with such business combination and the business combination is completed. Public shareholders who convert their shares into their portion of the trust account or sell their shares to us in any tender offer still have the right to exercise the warrants that they received as part of the units.

Preferred Shares

Our amended and restated memorandum and articles of association authorizes the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by our board of directors. No preferred shares are being issued or registered in this offering. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred shares which participate in any manner in the proceeds of the trust account, or which votes as a class with the ordinary shares on a business combination. We may issue some or all of the preferred shares to effect a business combination. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each public warrant entitles the registered holder to purchase one ordinary share at a price of $7.50 per share, subject to adjustment as discussed below, at any time commencing upon the completion of a business combination. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis. The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time.

The insider warrants and underwriter warrants will be identical to the public warrants underlying the units being offered by this prospectus except that such warrants will be exercisable for cash (even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The purchasers have agreed that the insider warrants and underwriter warrants will not be sold or transferred by them until after we have completed a business combination.

We may call the warrants for redemption (excluding the insider warrants and underwriter warrants but including any outstanding warrants issued upon exercise of the unit purchase option issued to Rodman & Renshaw):

•	in whole and not in part,
•	at a price of $.01 per warrant at any time while the warrants are exercisable,
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,
•	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $15.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and
•	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our ordinary shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Purchase Option

We have agreed to sell to Rodman & Renshaw an option to purchase up to a total of 250,000 units at $12.50 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus. For a more complete description of the purchase option, see the section below entitled “Underwriting — Purchase Option.”

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing or Quotation of our Securities

There is presently no public market for our units, ordinary shares or warrants. We intend to apply to have the units, and the ordinary shares and warrants once they begin separate trading, listed on the NYSE Amex under the symbols ,  and , respectively. Although, after giving effect to this offering, we meet on a pro forma basis the minimum initial listing standards of the NYSE Amex Company Guide, which generally only requires that we meet certain requirements relating to shareholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that our securities will continue to be listed on the NYSE Amex as we might not meet certain continued listing standards.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Law. The Companies Law is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.  Cayman Islands Corporate law has recently been amended to simplify mergers and consolidations where two or more companies are being formed into a single entity. Cayman Islands companies may merge or consolidate with other foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation, however the surviving company must be a Cayman Islands company.

Under the new rules a merger or consolidation plan is proposed by the directors of the merging companies and must be authorised by each company by way of: (i) a shareholder resolution approved by a majority in number, and representing three-quarters in value of the shareholders voting together as one class; and (ii) if the shares to be issued in the surviving company are to have the same rights and economic value as those in the merging company, a special resolution of the shareholders voting together as one class. Creditors must be asked approve the merger although application can be made to the Grand Court of the Cayman Islands to proceed notwithstanding a dissenting creditor. If the merger plan is approved it is then filed with the Cayman Islands General Registry along with a declaration by a director of each company. The Registrar of Companies will then issue a certificate formalizing the merger or consolidation. The surviving entity remains active while the other company or companies are automatically dissolved. Unless the shares of such shareholder are publicly listed or quoted, dissenting shareholders in a merger or consolidation of this type are entitled to payment of the fair value of their shares if such shareholder provides a written objection before the vote.

Cayman companies may also be restructured or amalgamated under supervision of the Grand Court of the Cayman Islands by way of a “scheme of arrangement”. We do not anticipate the use of a scheme of arrangement because a business combination can be achieved through other means, such as a share capital exchange, merger (as described above), asset acquisition or control, through contractual arrangements, of an operating business. In the event that a business combination is sought pursuant to a scheme of arrangement it would require the approval of a majority, in number, of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the Court the view that the transaction should not be approved, the Court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;
•	the shareholders have been fully informed and were fairly represented at the meeting in question;
•	the arrangement is such as a businessman could reasonably approve; and
•	the arrangement would not amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

In a scheme of arrangement a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.  Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;
•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of civil liabilities.  The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United Sates, the courts of the Cayman Islands will recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

•	is given by a competent foreign court;
•	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;
•	is final;
•	is not in respect of taxes, a fine or a penalty; and
•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

Selling Restriction

FOR CAYMAN ISLANDS INVESTORS:

No offer or invitation to subscribe for shares may be made to the public in the Cayman Islands.

Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association filed under the laws of the Cayman Islands contain provisions designed to provide certain rights and protections to our shareholders prior to the consummation of a business combination, including:

•	the right of public shareholders to exercise conversion rights and surrender their shares in lieu of participating in a proposed business combination or sell their shares back to us in a tender offer;
•	a prohibition against completing a business combination if 90% or more of our public shareholders exercise their conversion rights, regardless of whether they are voting for or against a proposed business combination, or tender their shares to us in a tender offer;
•	a requirement that our management take all actions necessary to liquidate our trust account in the event we do not consummate a business combination by 18 months after the closing of this offering, or 24 months if the period to complete our business combination has been extended; and
•	limitation on shareholders’ rights to receive a portion of the trust account.

The Companies Law permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of the holders of at least two-thirds of such company’s outstanding ordinary shares. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although we could amend the provisions relating to our proposed offering, structure and business plan which are contained in our amended and restated memorandum and articles of association, we view these provisions as obligations to our shareholders and will not take any action to amend or waive these provisions.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Money Laundering Regulations (2009 Revision) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognised financial institution; or
(b)	the subscriber is regulated by a recognised regulatory authority and is based or incorporated in, or formed under the law of, a recognised jurisdiction; or
(c)	the application is made through an intermediary which is regulated by a recognised regulatory authority and is based in or incorporated in, or formed under the law of a recognised jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects that another person is engaged in money laundering or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report such belief or suspicion to either the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Criminal Conduct Law (2005 Revision) if the disclosure relates to money laundering or to a police officer of the rank of constable or higher if the disclosure relates to involvement with terrorism or terrorist property, pursuant to the Terrorism Law (2003) of the Cayman Islands. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately after this offering, we will have 6,250,000 ordinary shares outstanding, or 7,187,500 shares if the over-allotment option is exercised in full. Of these shares, the 5,000,000 shares sold in this offering, or 5,750,000 shares if the over-allotment option is exercised in full, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of those shares have been placed in escrow and will not be transferable until they are released except in limited circumstances described elsewhere in this prospectus.

Rule 144

A person who has beneficially owned restricted ordinary shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted ordinary shares for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of ordinary shares then outstanding, which will equal 62,500 shares immediately after this offering (or 71,875 if the over-allotment option is exercised in full); and
•	the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff had taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, our initial shareholders will be able to sell their initial shares freely without registration one year after we have completed our initial business combination assuming they are not an affiliate of ours at that time.

Registration Rights

The holders of our initial shares issued and outstanding on the date of this prospectus, as well as the holders of the insider warrants and underwriter warrants (and all underlying securities), will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the insider warrants and underwriter warrants (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

TAXATION

The following summary of the material Cayman Islands and United States Federal income tax consequences of an investment in our ordinary shares and warrants is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares and warrants, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the company or its shareholders. The Cayman Islands are not party to a double taxation treaty with any country that is applicable to any payment made to or by us.

We have applied for and have received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the company to its members or a payment of principal or interest or other sums due under a debenture or other obligation of the company.

United States Federal Income Taxation

This section describes the material United States Federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares and warrants. This section does not address any aspect of United States Federal gift or estate tax, or the state, local or non-United States tax consequences of an investment in our ordinary shares and warrants. This section only applies to you if you acquire your ordinary shares and warrants in this offering and you hold your ordinary shares and warrants as capital assets for tax purposes. This discussion does not discuss all the tax consequences that may be relevant to particular investors in light of their circumstances or to investors that are subject to special rules, including:

•	a bank;
•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a tax-exempt organization;
•	an insurance company;
•	a person liable for alternative minimum tax;
•	a person that actually or constructively owns 10% or more of the vote or value of our shares;
•	a person that holds ordinary shares that are a hedge or that are hedged against currency risks or as part of a straddle or a conversion transaction;
•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar;
•	a person who acquired shares pursuant to the exercise of a compensatory stock option; or
•	a person who owns shares through a partnership or other pass-through entity.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date hereof and all of which are subject to changes possibly retroactively. There is currently no comprehensive tax treaty between the United States and the Cayman Islands.

For purposes of the United States Federal income tax discussion below, you are a U.S. holder if you are a beneficial owner of ordinary shares or warrants and you are:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation under United States Federal income tax laws created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;
•	an estate whose income is subject to United States Federal income tax regardless of its source; or
•	a trust if (A) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (B) the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a United States domestic trust.

A non-U.S. holder is a beneficial owner of ordinary shares or warrants that is not a United States person for United States Federal income tax purposes.

You should consult your own tax advisor regarding the United States Federal, state and local tax consequences of owning and disposing of the ordinary shares or warrants in your particular circumstances.

This discussion addresses only United States Federal income taxation.

Issuance of an Investment Unit

There is no authority addressing the treatment, for United States Federal income tax purposes, of securities with terms substantially the same as the units, and, therefore, such treatment is not entirely clear. Each unit should be treated for United States Federal income tax purposes as an investment unit consisting of one ordinary share and a warrant to acquire one ordinary share. Each holder of a unit must allocate the purchase price paid by such holder for such unit between the ordinary share and the warrant based on their respective relative fair market values.

Our view of the characterization of the units described above and a holder’s purchase price allocation are not, however, binding on the Internal Revenue Service (the “IRS”) or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, prospective investors are urged to consult their own tax advisors regarding the United States Federal tax consequences of an investment in a unit (including alternative characterizations of a unit) and with respect to any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the characterization of the units and the allocation described above are accepted for United States Federal tax purposes.

Taxation of Dividends

U.S. Holders.  Under the United States Federal income tax laws, and subject to the PFIC rules discussed below, if you are a U.S. holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States Federal income tax purposes) is subject to United States Federal income taxation. If you are a corporate U.S. holder, dividends paid to you generally will be taxable at regular corporate rates of up to 35% and will not qualify for the dividends-received deduction. If you are a non-corporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 (after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income) that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold our ordinary shares for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. It is unclear whether the redemption rights with respect to our ordinary shares, described above under “Proposed Business — Effecting a Business Combination — Redemption rights”, may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the preferential tax rate on qualified dividend income. Dividends we pay with respect to our ordinary shares generally will be qualified dividend income provided that, in the year that you receive the dividend, our ordinary shares are readily tradable on an established securities market in the United States.

Distributions in excess of our current and accumulated earnings and profits, as determined for United States Federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in our ordinary shares and thereafter as capital gain, long-term if the ordinary shares have been held for more than one year, as described below under “Taxation of the Disposition of Ordinary Shares and Warrants — U.S. Holders”

If the dividend is declared and paid in a foreign currency, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the conversion rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Therefore, since the value of the foreign currency may decrease before you actually convert the currency into U.S. dollars, you may actually be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will ultimately receive. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Dividends will be income from sources outside the United States, but generally will be passive income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

Non-U.S. Holders.  If you are a non-U.S. holder, dividends paid to you in respect of our ordinary shares will not be subject to United States Federal income tax unless the dividends are effectively connected with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, effectively connected dividends may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of the Disposition of Ordinary Shares and Warrants

U.S. Holders.  Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your ordinary shares or warrants (including as a result a dissolution and liquidation in the event we do not consummate an initial business combination within the required timeframe), you will recognize capital gain or loss for United States Federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your ordinary shares or warrants. Capital gain of a non-corporate U.S. holder that is recognized before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. There is substantial uncertainty, however, as to whether the redemption rights with respect to our ordinary shares, described above under “Proposed Business — Effecting a Business Combination —  Redemption rights”, may suspend the running of the applicable holding period for this purpose. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. Your ability to deduct capital losses is subject to limitations.

A U.S. holder that receives foreign currency upon a disposition of ordinary shares or warrants and converts the foreign currency into U.S. dollars subsequent to its receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar, which gain or loss generally will be U.S. source ordinary income or loss.

Non-U.S. Holders.  If you are a non-U.S. holder, you will not be subject to United States Federal income tax on gain recognized on the sale or other disposition of your ordinary shares or warrants (which would include a dissolution and liquidation in the event we do not consummate an initial business combination within the required timeframe) unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis; or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. holder, effectively connected gains that you recognize, under certain circumstances, may also be subject to an additional branch profits tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of the Redemption of Ordinary Shares

Subject to the PFIC rules discussed below in the event that a U.S. holder redeems our ordinary shares for cash pursuant to the exercise of a redemption right, the transaction will be treated for United States Federal income tax purposes as a redemption of the ordinary shares. If that redemption qualifies as a sale of our ordinary shares by the U.S. holder under Section 302 of the Code, the holder will be treated as described under “Taxation of the Disposition of Ordinary Shares and Warrants — U.S. Holders” above. If that redemption does not qualify as a sale of ordinary shares under Section 302 of the Code, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below. Whether that redemption qualifies for sale treatment will depend largely on the total number of our ordinary shares treated as held by the U.S. holder (including any shares constructively owned by the holder as a result of, among other things, owning warrants). The redemption of our ordinary shares generally will be treated as a sale or exchange of the ordinary shares (rather than as a corporate distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only shares actually owned by the holder, but also shares that are constructively owned by it. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any shares the holder has a right to acquire by exercise of an option, which generally would include the ordinary shares which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding ordinary shares actually and constructively owned by the U.S. holder immediately following the redemption of our ordinary shares must, among other requirements, be less than 80% of the percentage of our outstanding ordinary shares actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the ordinary shares actually and constructively owned by the U.S. holder are converted or (ii) all of the ordinary shares actually owned by the U.S. holder are converted and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. holder does not constructively own any other shares. The redemption of the ordinary shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority holder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of an exercise of the redemption right.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “Taxation of Dividends — U.S. Holders”, above. After the application of those rules, any remaining tax basis of the U.S. holder in the converted ordinary shares will be added to the holder’s adjusted tax basis in its shares, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other shares constructively owned by it.

Exercise or Expiration of Warrants

Subject to the PFIC rules discussed below, upon the exercise of a warrant, a U.S. holder will not recognize gain or loss and will have a tax basis in the ordinary shares received equal to the U.S. holder’s tax basis in the warrant plus the exercise price of the warrant. The holding period for the ordinary shares purchased pursuant to the exercise of a warrant will begin on the day following the date of exercise and will not include the period during which the U.S. holder held the warrant. In the event that a warrant lapses unexercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year.

Passive Foreign Investment Company Rules

•	Special United States tax rules apply to a company that is considered a PFIC. Under these rules, we will be classified as a PFIC for United States Federal income tax purposes in any taxable year in which either:
•	at least 75% of our gross income for the taxable year is passive income; or
•	at least 50% of the gross value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties, rents (not including certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns directly or indirectly at least 25% by value of the shares of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

We do not believe we have been a PFIC for our 2007, 2008 and 2009 tax years and do not expect to be a PFIC for our 2010 tax year or in the foreseeable future. Newly formed corporations, such as us, are excepted out of the PFIC rules for their first year of existence provided that certain standards are satisfied, which we believe we can meet. In addition, we expect to conduct our affairs in a manner so that we will not qualify as a PFIC in the foreseeable future. Our determination of whether we are a PFIC is, however, not binding on the IRS. We cannot assure you that we will not be a PFIC in the current year or for any future year.

If we are treated as a PFIC, and you are a U.S. holder that does not make a mark-to-market election, as described below, you will be subject to special rules with respect to:

•	any gain you realize on the sale or other disposition of your ordinary shares or warrants; and
•	any excess distribution that we make to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of the ordinary shares during the three preceding taxable years or, if shorter, your holding period for the ordinary shares or ordinary shares).

Under these rules:

•	the gain or excess distribution will be allocated ratably over your holding period for the ordinary shares;
•	the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income;
•	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and
•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC. Additionally, if we are treated as a PFIC during any year of a deceased U.S. holder’s holding period, a U.S. holder who acquires ordinary shares or warrants from the deceased U.S. holder would not receive the step-up of the income tax basis to fair market value for such ordinary shares or warrants. Instead, such U.S. holder would have a tax basis equal to the deceased’s tax basis, if lower.

If you own ordinary shares in a PFIC that are treated as marketable shares, you may make a mark-to-market election. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your ordinary shares or warrants at the end of the taxable year over your adjusted basis in your ordinary shares or warrants. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the ordinary shares or warrants will be adjusted to reflect any such income or loss amounts. Your gain, if any, recognized upon the sale, exchange or other disposition of your ordinary shares or warrants will be taxed as ordinary income. Any loss realized on the sale, exchange or other disposition of your ordinary shares or warrants would be taxed as an ordinary loss to the extent that such loss does not exceed the mark-to-market gain previously included as ordinary income by the U.S. holder.

In addition, notwithstanding any election you make with regard to the ordinary shares, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for United States Federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

Alternatively, a U.S. holder that owns shares in a PFIC may make a qualifying electing fund (“QEF”) election, in which case such U.S. holder will not be subject to the PFIC rules described above with respect to the shares. However, in order to comply with the requirements of a QEF election, a U.S. holder must receive certain information from us. Since we do not intend to provide the information that is required in order to enable U.S. holders to make the QEF election, such election will not be available.

If you own ordinary shares during any year that we are a PFIC, you must file IRS Form 8621 (or successor form).

You should consult your own tax advisor regarding the application of the PFIC rules to our ordinary shares or warrants in your particular circumstances, including the availability of making an election to avoid adverse United States Federal income tax consequences under the PFIC rules in the case we determined to be a PFIC in a future year.

Information Reporting and Backup Withholding

U.S. holders generally are subject to information reporting requirements with respect to dividends paid on our ordinary shares and on the proceeds from the sale, exchange or disposition of our ordinary shares or warrants if the payments are made by or through a U.S. person or a U.S. office of a non-U.S. person. In addition, U.S. holders are subject to backup withholding (currently at 28%) on dividends paid on our ordinary shares, and on proceeds from the sale, exchange or other disposition of our ordinary shares or warrants, unless each such U.S. holder provides a taxpayer identification number and a duly executed IRS Form W-9 (or successor form) or otherwise establishes an exemption.

Non-U.S. holders generally are not subject to information reporting or backup withholding with respect to dividends paid on our ordinary shares, or the proceeds from the sale, exchange or other disposition of our ordinary shares or warrants, provided that each such non-U.S. holder certifies as to its foreign status on the applicable duly executed IRS Form W-8 (or successor form) or otherwise establishes an exemption.

Backup withholding is not an additional tax and the amount of any backup withholding will be allowed as a credit against a U.S. or non-U.S. holder’s U.S. Federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

UNDERWRITING

We intend to offer our securities described in this prospectus through the underwriters named below. Rodman & Renshaw, LLC is the representative for the underwriters. We have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase from us the number of units listed next to its name in the following table:

Underwriters	Number of Units
Rodman & Renshaw, LLC
EarlyBirdCapital, Inc.
Total	5,000,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The underwriting agreement provides that the underwriters must purchase all of the units if they purchase any of them. However, the underwriters are not required to take or pay for the units covered by the over-allotment option described below.

Our units are offered subject to a number of conditions, including:

•	receipt and acceptance of the units by the underwriters; and
•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Upon the execution of the underwriting agreement, the underwriters will be obligated to purchase the units at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

Over-allotment Option

We have granted the underwriters an option to buy up to 750,000 additional units. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 45 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional units approximately in proportion to the amounts specified in the table above.

Commissions and Discounts

Units sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any units sold by the underwriters to securities dealers may be sold at a discount of up to $ per unit from the public offering price. Any of these securities dealers may resell any units purchased from the underwriters to other brokers or dealers at a discount of up to $ per unit from the public offering price. If all of the units are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the units at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. No offer or invitation to subscribe for units may be made to the public in the Cayman Islands.

The following table shows the per unit and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional 750,000 units (no commissions or discounts will be paid in connection with units sold pursuant to the underwriters’ over-allotment option).

	Per Unit	Without Over-allotment	With Over-allotment
Public offering price	$10.00	$50,000,000	$57,500,000
Discount	$0.32	$1,600,000	$1,840,000
Proceeds before expenses(1)	$9.68	$48,400,000	$55,660,000

(1)	The offering expenses are estimated at $470,000.

No discounts or commissions will be paid on the sale of the insider warrants or underwriter warrants.

Rodman has received an advance of $25,000 which shall be applied against its underwriting commission. We will also pay or reimburse Rodman up to $100,000 to cover expenses incurred in connection with this offering.

Right of First Refusal

If within the 36-month period following our entering into a definitive agreement for a business combination, we or any of our subsidiaries: (i) decide to dispose of or acquire business units or acquire any of our outstanding securities or make any exchange or tender offer or enter into a merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction, including, without limitation, an extraordinary dividend or distributions or a spin-off or split-off, and we decide to retain a financial advisor for such transaction or require general marketing and advisory services with respect to a proposed business combination or such transaction, Rodman (or any affiliate designated by Rodman) shall have the right to act as our exclusive financial advisor for any such transaction; or (ii) decide to finance or refinance any indebtedness using a manager or agent, Rodman (or any affiliate designated by Rodman) shall have the right to act as lead manager, lead placement agent or lead agent with respect to such financing or refinancing; or (iii) decide to raise funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent, Rodman (or any affiliate designated by Rodman) shall have the right to act as lead underwriter or lead placement agent for such financing. If Rodman or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature and other customary provisions, including indemnification, which are appropriate to such a transaction.

Underwriter Warrants

The underwriters in this offering have committed to purchase 1,000,000 warrants at a price of $0.50 per warrant, for an aggregate purchase price of $500,000. The sale of the underwriter warrants shall occur in a private placement that will occur simultaneously with the closing of this offering. All of the proceeds we receive from the purchase of the underwriter warrants will be placed in the trust account. The underwriter warrants will become exercisable on the completion of an initial business combination and will expire five years after the completion of an initial business combination, or earlier upon redemption. Each underwriter warrant entitles the holder to purchase one ordinary share at a price of $7.50. The underwriter warrants will be identical to the warrants being offered by this prospectus except that they will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The purchasers have agreed that the underwriter warrants will not be sold or transferred by them (except to certain permitted transferees) until after we have completed an initial business combination. We have granted the purchasers of the underwriter warrants registration rights as described under the section “Shares Eligible for Future Sale — Registration Rights.”

Purchase Option

We have agreed to sell to the representative, for $100, an option to purchase up to a total of 250,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $12.50 per unit, and may be exercised on a cashless basis, in whole or in part, commencing on the later of the consummation of a business combination or the one-year anniversary of the date of this prospectus. The option expires on the five-year anniversary of the effective date of the registration statement of which this prospectus forms a part. The option and the 250,000 units, the 250,000 ordinary shares and the 250,000 warrants underlying such units, and the 250,000 ordinary shares underlying such warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for 180 days following the effective date of the registration statement of which this prospectus forms a part, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement of which this prospectus forms a part with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. We will have no obligation to net cash settle the exercise of the purchase option or the warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the purchase option or underlying warrants, the purchase option or warrants, as applicable, will expire worthless.

The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of ordinary shares at a price below its exercise price.

No Sales of Similar Securities

We, our initial shareholders, officers and directors have entered into a lock-up agreement with the underwriters. Under these agreements, subject to certain permitted exceptions, we and each of these persons may not, without the prior written consent of Rodman, sell, offer to sell, contract or agree to sell, hedge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any of our affiliates or any person in privity with us or our affiliates, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any of our units, ordinary shares, warrants or securities convertible into or exchangeable or exercisable for our ordinary shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus. Rodman, in its sole discretion, may permit early release of any of the securities subject to the restrictions detailed above prior to the expiration of the 180-day lock up period and without public notice.

Listing or Quotation of our Securities

There is presently no public market for our units, ordinary shares or warrants. We intend to apply to have the units, and the ordinary shares and warrants once they begin separate trading, listed on the NYSE Amex under the symbols ,  and , respectively. Although, after giving effect to this offering, we meet on a pro forma basis the minimum initial listing standards of the NYSE Amex Company Guide, which generally only requires that we meet certain requirements relating to shareholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that our securities will continue to be listed on the NYSE Amex as we might not meet certain continued listing standards.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $ per unit and the dealers may reallow a concession not in excess of $ per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the ordinary shares and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;
•	prior offerings of those companies;
•	our prospects for acquiring an operating business at attractive values;
•	our capital structure;
•	an assessment of our management and their experience in identifying operating companies;
•	general conditions of the securities markets at the time of the offering; and
•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our units including:

•	stabilizing transactions;
•	short sales;
•	purchases to cover positions created by short sales;
•	imposition of penalty bids; and
•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our units while this offering is in progress. These transactions may also include making short sales of our units, which involves the sale by the underwriters of a greater number of units than they are required to purchase in this offering, and purchasing units on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing units in the open market. In making this determination, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of units in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased units sold by or for the account of that underwriter in stabilizing or short covering transactions. As a result of these activities, the price of our units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the units. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Terms

We have granted Rodman the rights of first refusal described above. Other than such rights, we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so. However, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation; provided that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the date of this prospectus, unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with this offering.

Indemnification and Contribution

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect. We are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make with respect to those liabilities.

Foreign Regulatory Restrictions on Purchase of Units

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the units or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the units may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the units may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the units to certain institutions or accredited persons in the following countries:

Notices to Non-United States Investors

Australia.  If this document is issued or distributed in Australia it is issued or distributed to “wholesale clients” only, not to “retail clients”. For the purposes of this paragraph, the terms “wholesale client” and “retail client” have the meanings given in section 761 of the Australian Corporations Act 2001 (Cth). This document is not a disclosure document under the Australian Corporations Act, has not been lodged with the Australian Securities & Investments Commission and does not purport to include the information required of a disclosure document under the Australian Corporations Act. Accordingly, (i) the offer of securities under this document is only made to persons to whom it is lawful to offer such securities under one or more exemptions set out in the Australian Corporations Act, (ii) this document is only made available in Australia to those persons referred to in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that, by accepting this offer, the offeree represents that the offeree is such a person as referred to in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this document.

China.  THIS PROSPECTUS HAS NOT BEEN AND WILL NOT BE CIRCULATED OR DISTRIBUTED IN THE PEOPLE’S REPUBLIC OF CHINA (“PRC”), AND THE SECURITIES OFFERED HEREIN MAY NOT BE OFFERED OR SOLD, AND WILL NOT BE OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, TO ANY RESIDENT OF THE PRC EXCEPT PURSUANT TO APPLICABLE LAWS AND REGULATIONS OF THE PRC.

United Arab Emirates.  The offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”).

The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

124

The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

We represent and warrant that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC.

Dubai.  We are not licensed by the Dubai Financial Services Authority (“DFSA”) to provide financial services in the Dubai International Financial Centre (“DIFC”). The offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the DFSA, a regulatory of the DIFC.

The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

We represent and warrant that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC.

Israel.  The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The securities may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing of the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Pakistan.  The investors / subscribers in Pakistan will be responsible for ensuring their eligibility to invest under the applicable laws of Pakistan and to obtain any regulatory consents if required for such purpose.

Saudi Arabia.  NO OFFERING OF SECURITIES IS BEING MADE IN THE KINGDOM OF SAUDI ARABIA, AND NO AGREEMENT RELATING TO THE SALE OF THE SECURITIES WILL BE CONCLUDED IN SAUDI ARABIA. THIS DOCUMENT IS PROVIDED AT THE REQUEST OF THE RECIPIENT AND IS BEING FORWARDED TO THE ADDRESS SPECIFIED BY THE RECIPIENT. NEITHER THE AGENT NOR THE OFFERING HAVE BEEN LICENSED BY THE SAUDI’S SECURITIES AND EXCHANGE COMMISSION OR ARE OTHERWISE REGULATED BY THE LAWS OF THE KINGDOM OF SAUDI ARABIA.

THEREFORE, NO SERVICES RELATING TO THE OFFERING, INCLUDING THE RECEIPT OF APPLICATIONS AND/OR THE ALLOTMENT OF THE SECURITIES, MAY BE RENDERED WITHIN THE KINGDOM BY THE AGENT OR PERSONS REPRESENTING THE OFFERING.

United Kingdom.  The content of this prospectus has not been issued or approved by an authorised person within the meaning of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”). Reliance on this prospectus for the purpose of engaging in any investment activity may expose an Investor to a significant risk of losing all of the property or other assets invested. This prospectus does not constitute a Prospectus within the meaning of the FSMA and is issued in reliance upon one or more of the exemptions from the need to issue such a prospectus contained in section 86 of the FSMA.

LEGAL MATTERS

Graubard Miller, New York, New York, is acting as United States counsel in connection with the registration of our securities under the Securities Act and will pass on the validity of the warrants offered in the prospectus. Legal matters as to Cayman Islands’ law, as well as the validity of the issuance of the shares offered in this prospectus, will be passed upon for us by Maples and Calder, Cayman Islands. DLA Piper LLP (US), New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Rothstein, Kass & Company, P.C., independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The report of Rothstein, Kass & Company, P.C. is included in reliance upon their authority as experts in auditing and accounting.

The audit report covering the December 31, 2009 financial statements contains an explanatory paragraph that states that the business plan is dependent upon obtaining adequate financial resources, which raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

Green Power Enterprises, Inc.
(a corporation in the development stage)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Green Power Enterprises, Inc.

We have audited the accompanying balance sheets of Green Power Enterprises, Inc. (a corporation in the development stage) (the “Company”) as of December 31, 2009, 2008, and 2007 and the related statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2009 as well as for the period July 18, 2007 (date of inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Power Enterprises, Inc. (a corporation in the development stage) as of December 31, 2009, 2008, and 2007 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 as well as the period July 18, 2007 (date of inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Green Power Enterprises, Inc. will continue as a going concern. The Company has generated a net loss, has a working capital deficiency and has no operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. As discussed in Note B, the Company is in the process of raising capital through a proposed offering of equity securities. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
December 22, 2010

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

BALANCE SHEETS

	December 31, 2009	December 31, 2008	December 31, 2007
ASSETS
Current assets, cash	$2,337	$7,282	$97,459
Other assets, deferred offering costs	184,853	184,853	180,000
	$187,190	$192,135	$277,459
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accrued expenses	$—	$—	$84,000
Note payable, shareholder	175,000	175,000	175,000
Total current liabilities	175,000	175,000	259,000
Commitments and contingencies
Shareholders' equity
Subscription receivable	(5,000)	(5,000)	(5,000)
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued
Ordinary shares, $0.0001 par value, authorized 75,000,000 shares; 6,250,000 shares issued and outstanding	625	625	625
Additional paid-in capital	24,375	24,375	24,375
Deficit accumulated during the development stage	(7,810)	(2,865)	(1,541)
Total shareholders' equity	12,190	17,135	18,459
	$187,190	$192,135	$277,459

See accompanying notes to financial statements.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2009	For the year ended December 31, 2008	For the period July 18, 2007 (date of inception) to December 31, 2007	For the period July 18, 2007 (date of inception) to December 31, 2009
Revenue	$—	$—	$—	$—
Formation and operating costs	4,945	1,324	1,541	7,810
Interest expense	—	—	—	—
Net loss	$(4,945)	$(1,324)	$(1,541)	$(7,810)
Weighted average number of ordinary shares outstanding, basic and diluted	6,250,000	6,250,000	6,250,000	6,250,000
Net loss per ordinary share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

See accompanying notes to financial statements.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2009	For the year ended December 31, 2008	For the period July 18, 2007 (date of inception) to December 31, 2009
Cash flowsfrom operating activities
Net loss	$(4,945)	$(1,324)	$(7,810)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase (decrease) in cash attributable to change in current assets and liabilities
Accrued expenses	—	(1,000)
Net cash used in operating activities	(4,945)	(2,324)	(7,810)
Cash flows from financing activities
Proceeds from note payable, shareholder	—	—	175,000
Payment of offering costs	—	(87,853)	(184,853)
Proceeds from issuance of ordinary shares to founders	—	—	25,000
Payment for treasury shares	—	—	(5,000)
Net cash provided (used in) by financing activities	—	(87,853)	10,147
Net increase (decrease) in cash	(4,945)	(90,177)	2,337
Cash, beginning of period	7,282	97,459	—
Cash, end of period	$2,337	$7,282	$2,337
Supplemental schedule of non-cash financing activity:
Accrued offering costs	$—	$—	$83,000
Subscription receivable	$—	$—	$5,000

See accompanying notes to financial statements.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

STATEMENTS OF SHAREHOLDERS’ EQUITY

	Subscription Receivable	Ordinary Shares		Treasury Shares	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Shareholders' Equity
		Shares	Amount
Ordinary shares issued to founders at $0.004 per share on July 27, 2007	$—	6,250,000	$625	$—	$24,375	$—	$25,000
Purchase of 1,250,000 ordinary shares into treasury, at cost				(5,000)			(5,000)
1,250,000 ordinary shares issues to founders at $0.004 per share on December 27, 2007 from Treasury	(5,000)			5,000			—
Net loss for the period ended December 31, 2007						(1,541)	(1,541)
Balances, December 31, 2007	(5,000)	6,250,000	625	—	24,375	(1,541)	18,459
Net loss for the year ended December 31, 2008						(1,324)	(1,324)
Balances, December 31, 2008	(5,000)	6,250,000	625	—	24,375	(2,865)	17,135
Net loss for the year ended December 31, 2009						(4,945)	(4,945)
Balances, December 31, 2009	$(5,000)	6,250,000	$625	$—	$24,375	$(7,810)	$12,190

See accompanying notes to financial statements.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Financial Statements

NOTE A — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Green Power Enterprises, Inc. (a corporation in the development stage) (the “Company”) was formed in the Cayman Islands on July 18, 2007. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (“Target Business”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region although the Company initially intends to focus on the renewable energy industry in Brazil.

The Company is considered to be in the development stage as defined in Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”), or FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. At December 31, 2009, the Company had not commenced any operations nor generated revenue to date. All activity through December 31, 2009 relates to the Company’s formation and the proposed offering of Units as discussed in Note D (“Proposed Offering”). Following such Proposed Offering, the Company will not generate any operating revenues until after completion of a Business Combination (defined below), at the earliest.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) a Target Business (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

Net proceeds of $50,355,000 from the Proposed Offering and simultaneous private placement of the Insider Warrants (as defined below in Note E) will be held in a trust account. Except for a portion of the interest income earned on the trust account balance that may be released to the Company to pay any income and franchise taxes and to fund the Company’s working capital requirements, and any amounts necessary to purchase up to 25% of the Company’s shares issued as part of the Units described in Note D (public shares), none of The Company’s held in the trust account will be released until the earlier of the completion of the Company’s initial Business Combination and the distribution of the trust account if the Company is unable to consummate a Business Combination within 18 months from the closing of the Proposed Offering or 24 months from the closing of the Proposed Offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months from the closing of the Proposed Offering and the Business Combination relating thereto has not yet been completed within such 18-month period) (subject to the requirements of law).

In connection with any Business Combination, the Company will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose at which shareholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, or (ii) provide the shareholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, in each case subject to the limitations described herein. The decision as to whether the Company will seek shareholder approval of a Business Combination or will allow shareholders to sell their shares to the Company in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval. The Company will consummate its Business Combination only if holders of less than 90% of its public shares elect to convert (in the case of a shareholder meeting) or sell their shares to the Company (in the case of a tender offer) and, solely if the Company seeks shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. In connection with any vote for a Business Combination, all of the Company’s initial shareholders (“Initial Shareholders”), as well as

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Financial Statements

NOTE A — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS  – (continued)

all of its officers and directors, have agreed to vote the ordinary shares owned by them immediately before this offering as well as any ordinary shares acquired in this offering or in the aftermarket in favor of such Business Combination. Additionally, the Company’s Initial Shareholders, as well as all of its officers and directors have agreed not to convert any shares in connection with a shareholder vote to approve a proposed initial Business Combination or to sell their shares to the Company pursuant to any tender offer described above.

The Company’s Initial Shareholders, officers and directors have agreed that the Company will only have 18 months from the closing of the Proposed Offering to consummate its initial Business Combination (or 24 months from the closing of the Proposed Offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months from the closing of the Proposed Offering and the Business Combination relating thereto has not yet been completed within such 18-month period).

NOTE B — BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation:

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Going Concern:

The financial statements have been prepared assuming the Company will continue as a going concern. The Company has generated a net loss, has a working capital deficiency and has no operations. Until such time as the Company may complete the Proposed Offering and receive the proceeds thereof, it remains dependent on loans from its Initial Shareholders, officers and directors as well as favorable credit terms from vendors providing services in connection with the Proposed Offering. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The consummation of the Business Combination is subject to, among other things, execution of a definitive agreement. There can be no assurance that a Business Combination will be consummated. If we are unable to complete the Business Combination by 18 months from the closing of the Proposed Offering or 24 months from the closing of the Proposed Offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months from the closing of the Proposed Offering and the Business Combination relating thereto has not yet been completed within such 18-month period), the Company will distribute the proceeds held in the trust account. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Subsequent Events:

These financial statements were approved by management and available for issuance on December 22, 2010. Subsequent events have been evaluated through this date.

NOTE C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2009, 2008, and 2007, there were no cash equivalents.

Fair Value of Financial Instruments:

Unless otherwise disclosed, the fair values of financial instruments, including cash and the note payable to related party, approximate their carrying amount due primarily to their short-term nature.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Financial Statements

NOTE C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Loss per Ordinary Share:

Loss per share is computed by dividing net loss applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs:

Deferred offering costs consist principally of legal and underwriting fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the completion of the Proposed Offering or charged to expense if the Proposed Offering is not completed.

Income Taxes:

There is, at present, no direct taxation in the Cayman Islands and interest, dividends, and gains payable to the Company are received free of all Cayman Islands taxes. The Company is registered as an “exempted company” pursuant to the Cayman Islands Companies Law (as amended). The Company has received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from such date, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation, or any tax in the nature of estate duty or inheritance tax, will apply to any property composed in or any income arising under the Company, or to the shareholders thereof, in respect of any such property or income. As the Company proceeds with making investments in various jurisdictions, tax considerations outside the Cayman Islands may arise. Although the Company intends to pursue tax-efficient investments, it may be subject to income tax, withholding tax, capital gains tax, and other taxes imposed by tax authorities in other jurisdictions. The Company does not expect to be subject to direct taxation based on net income in the U.S. as long as it maintains its non-U.S. trade or business status. The Company does not expect to invest in any U.S. obligation that will be subject to U.S. withholding taxes.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that reduces ending net assets. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2009, 2008 and 2007. However, the Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of and for the period ended December 31, 2009, 2008 and 2007.

The Company is subject to income tax examinations by major taxing authorities for all tax years since its inception.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Financial Statements

NOTE C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company may be subject to potential examination by U.S. federal or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the nexus of income among various tax jurisdictions and compliance with U.S. federal or foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recently Issued Accounting Pronouncements:

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE D — PROPOSED OFFERING

The Proposed Offering calls for the Company to offer for public sale up to 5,000,000 units (“Units”). Each Unit consists of one ordinary share and one redeemable ordinary share purchase warrant (“Warrants”). The expected public offering price will be $10.00 per Unit. Each Warrant will entitle the holder to purchase from the Company one ordinary share at an exercise price of $7.50 commencing on the completion of a Business Combination with a target business, and will expire five years from the date of completion of the Business Combination. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the ordinary shares is at least $15.00 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If the Company is unable to deliver registered ordinary shares to the holder upon exercise of warrants during the exercise period, there will be no cash settlement of the warrants and the warrants will expire worthless.

The Company has granted the underwriters a 45-day option to purchase up to 750,000 additional Units to cover over-allotments, if any.

The Company is committed to pay an underwriting discount of 3.2% of the public unit offering price to the underwriters at the closing of the Proposed Offering.

The underwriter and/or its designees has committed to purchase 1,000,000 warrants at a price of $0.50 per warrant, for an aggregate purchase price of $500,000. The sale of the underwriter warrants shall occur in a private placement that will occur simultaneously with the closing of this offering. All of the proceeds we receive from the purchase of the underwriter warrants will be placed in the trust account. The underwriter warrants will become exercisable on the completion of an initial business combination and will expire five years after the completion of an initial business combination, or earlier upon redemption. Each underwriter warrant entitles the holder to purchase one ordinary share at a price of $7.50. The underwriter warrants will be identical to the warrants being offered by this prospectus except that they will be exercisable for cash or on a cashless basis, at the holder's option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The purchasers have agreed that the underwriter warrants will not be sold or transferred by them (except to certain permitted transferees) until after we have completed an initial business combination.

NOTE E — RELATED PARTY TRANSACTIONS

Initial Shareholders:

On July 27, 2007, the Company issued 6,250,000 ordinary shares (“Initial Shares”) to the Initial Shareholders for $0.004 per share or a total of $25,000. In December 2007, 1,250,000 shares were purchased from an Initial Shareholder at $0.004 per share or a total of $5,000. These shares were immediately issued to another Initial Shareholder for proceeds of $5,000. In November 2010, the Initial Shareholders contributed back to the Company an aggregate of 4,812,500 ordinary shares for no consideration. Such ordinary shares were immediately cancelled by the Company.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Financial Statements

NOTE E — RELATED PARTY TRANSACTIONS  – (continued)

The Initial Shareholders will be required to have up to 187,500 ordinary shares compulsorily repurchased by the Company to the extent that the over-allotment option is not exercised in full or in part by the underwriters as described in Note D. The compulsory repurchase will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding shares after the Proposed Offering (assuming the Initial Shareholders do not purchase Units in the Proposed Offering).

On the effective date of the registration statement relating to the Proposed Offering, the Initial Shareholders will place their Initial Shares into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions (such as (i) transfers to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes or (iii) by private sales made at or prior to the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement), these shares will not be transferable during the escrow period and will not be released from escrow until one year after the consummation of a Business Combination or earlier if, following a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Release of the escrowed shares to the Initial Shareholders is not dependent on employment or affiliation with the Company. Accordingly, there is not a compensation element associated with these escrowed shares.

Note Payable — Shareholder:

On July 25, 2007, the Company issued a $175,000 unsecured promissory note to an officer of the Company. The note is payable on consummation of the Proposed Offering.

Insider Warrants and Underwriter Warrants:

The Company’s Initial Shareholders have agreed to purchase, in a private placement, 4,050,000 warrants at $0.50 per warrant (“Insider Warrants”) simultaneously with the consummation of the Proposed Offering from the Company in a private placement and not as part of the Proposed Offering. Additionally, the underwriters in this Proposed Offering have committed to purchase 1,000,000 warrants (“Underwriter Warrants”) at a price of $0.50 per warrant, for an aggregate purchase price of $500,000. All of the proceeds from these private placements will be placed in a trust account until a Business Combination has been consummated.

The Insider Warrants and Undewriter Warrants will be identical to the Warrants underlying the Units being offered in the Proposed Offering except that if they will not be subject to redemption, they may be exercisable on a “cashless basis”, and cannot be sold or transferred until the Company’s completion of a Business Combination. If the Company does not complete a Business Combination, then the $2.525 million proceeds will be part of the distributions to the Public Shareholders from the trust account and the Insider Warrants will expire worthless.

Service Agreement:

The Company has agreed to pay $10,000 per month for office space and general and administrative services. The office space is being leased from Brasilinvest Group, an affiliate of the Company’s chairman. Services will commence on the effective date of the Proposed Offering and will terminate upon the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the trust account.

Registration Rights:

The holders of the Initial Shares, as well as the holders of the Insider Warrants and Underwriter Warrants (and all underlying securities), will be entitled to registration rights pursuant to an agreement to be signed

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Financial Statements

NOTE E — RELATED PARTY TRANSACTIONS  – (continued)

prior to or on the effective date of the registration statement relating to the Proposed Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the Initial Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Insider Warrants and Underwriter Warrants (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation by the Company of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NOTE F — SHAREHOLDERS’ EQUITY

Ordinary Shares:

The Company is authorized to issue 75,000,000 ordinary shares. The holders of the ordinary shares are entitled to one vote for each ordinary share. In addition, the holders of ordinary shares are entitled to receive dividends when, as and if declared by the Company’s board of directors.

Preferred Shares:

The Company is authorized to issue 1,000,000 preferred shares, par value $0.0001 with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2009, the Company had not issued any preferred shares.

NOTE G — PURCHASE OPTION

The Company has also agreed to sell to the representative of the underwriters, for $100, as additional compensation, an option to purchase up to a total of 250,000 Units for $12.50 per Unit. The Units issuable upon exercise of this option are identical to those offered in the Proposed Offering.

The Company will account for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the Proposed Offering resulting in a charge directly to shareholders’ equity. Accordingly, there will be no net effect on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale.

The purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the purchase option (the difference between the exercise prices of the purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the purchase option or the Warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the Warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from a registration is available. If the holder is unable to exercise the purchase option or the underlying Warrants, the purchase option or Warrants, as applicable, will expire worthless.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

UNAUDITED BALANCE SHEETS

September 30, 2010
(unaudited)
ASSETS
Current assets, cash	$2,337
Other assets, deferred offering costs	209,853
$212,190
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accrued expenses	$25,000
Note payable, shareholder	175,000
Total current liabilities	200,000
Commitments and contingencies
Shareholders' equity
Subscription receivable	(5,000)
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued
Ordinary shares, $0.0001 par value, authorized 75,000,000 shares; 6,250,000 shares issued and outstanding	625
Additional paid-in capital	24,375
Ordinary shares held in treasury, at cost, $0.0001 par value, 1,250,000 shares	0
Deficit accumulated during the development stage	(7,810)
Total shareholders' equity	12,190
$212,190

See accompanying notes to unaudited financial statements.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

UNAUDITED STATEMENTS OF OPERATIONS

	For the nine months ended September 30, 2010	For the nine months ended September 30, 2009	For the period July 18, 2007 (date of inception) to September 30, 2010
	(unaudited)	(unaudited)	(unaudited)
Revenue	$	$	$
Formation and operating costs		1,986	7,810
Interest Expense	—	—	—
Net loss	$—	$(1,986)	$(7,810)
Weighted average number of ordinary shares outstanding, basic and diluted	6,250,000	6,250,000	6,250,000
Net loss per ordinary share, basic and diluted	$0.00	$(0.00)	$(0.00)

See accompanying notes to unaudited financial statements.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

UNAUDITED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Subscription Receivable	Ordinary Shares		Treasury Shares	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Shareholders' Equity
		Shares	Amount
Ordinary shares issued to founders at $0.004 per share on July 27, 2007	$—	6,250,000	$625	$—	$24,375	$—	$25,000
Purchase of 1,250,000 ordinary shares into treasury, at cost				(5,000)			(5,000)
1,250,000 ordinary shares issues to founders at $0.004 per share on December 27, 2007 from Treasury	(5,000)			5,000			—
Net loss for the period ended December 31, 2007						(1,541)	(1,541)
Balances, December 31, 2007 (audited)	(5,000)	6,250,000	625	—	24,375	(1,541)	18,459
Net loss for the year ended December 31, 2008						(1,324)	(1,324)
Balances, December 31, 2008 (audited)	(5,000)	6,250,000	625	—	24,375	(2,865)	17,135
Net loss for the year ended December 31, 2009						(4,945)	(4,945)
Balances, December 31, 2009 (audited)	(5,000)	6,250,000	625	—	24,375	(7,810)	12,190
Net loss for the nine months ended September 30, 2010 (unaudited)						—	0
Balances, September 31, 2010 (unaudited)	$(5,000)	6,250,000	$625	$—	$24,375	(7,810)	$12,190

See accompanying notes to unaudited financial statements.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

UNAUDITED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30, 2010	For the nine months ended September 30, 2009	For the period July 18, 2007 (date of inception) to September 30, 2010
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$—	$(1,986)	$(7,810)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest on Note Payable, shareholder	—	—	—
Increase (decrease) in cash attributable to change in current assets and liabilities
Accrued expenses
Net cash used in operating activities	—	(1,986)	(7,810)
Cash flows from financing activities
Proceeds from note payable, shareholder			175,000
Payment of offering costs			(184,853)
Proceeds from issuance of ordinary shares to founders			25,000
Payment for treasury shares			(5,000)
Net cash provided by (used in) financing activities	—	—	10,147
Net increase (decrease) in cash		(1,986)	2,337
Cash, beginning of period	2,337	7,282
Cash, end of period	$2,337	$5,296	$2,337
Supplemental schedule of non-cash financing activity:
Accrued offering costs	$25,000	$—	$83,000
Subscription receivable	$—	$—	$5,000

See accompanying notes to unaudited financial statements.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Unaudited Financial Statements

NOTE A — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Green Power Enterprises, Inc. (a corporation in the development stage) (the “Company”) was formed in the Cayman Islands on July 18, 2007. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (“Target Business”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region although the Company initially intends to focus on the renewable energy industry in Brazil.

The Company is considered to be in the development stage as defined in Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”), or FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. At September 30, 2010, the Company had not commenced any operations nor generated revenue to date. All activity through September 30, 2010 relates to the Company’s formation and the proposed offering of Units as discussed in Note D (“Proposed Offering”). Following such Proposed Offering, the Company will not generate any operating revenues until after completion of a Business Combination (defined below), at the earliest.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) a Target Business (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

Net proceeds of $50,355,000 from the Proposed Offering and simultaneous private placement of the Insider Warrants (as defined below in Note E) will be held in a trust account. Except for a portion of the interest income earned on the trust account balance that may be released to the Company to pay any income and franchise taxes and to fund the Company’s working capital requirements, and any amounts necessary to purchase up to 25% of the Company’s shares issued as part of the Units described in Note D (public shares), none of the funds held in the trust account will be released until the earlier of the completion of the Company’s initial Business Combination and the distribution of the trust account if the Company is unable to consummate a Business Combination within 18 months from the closing of the Proposed Offering or 24 months from the closing of the Proposed Offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months from the closing of the Proposed Offering and the Business Combination relating thereto has not yet been completed within such 18-month period) (subject to the requirements of law).

In connection with any Business Combination, the Company will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose at which shareholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, or (ii) provide the shareholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, in each case subject to the limitations described herein. The decision as to whether the Company will seek shareholder approval of a Business Combination or will allow shareholders to sell their shares to the Company in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval. The Company will consummate its Business Combination only if holders of less than 90% of its public shares elect to convert (in the case of a shareholder meeting) or sell their shares to the Company (in the case of a tender offer) and, solely if the Company seeks shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. In connection with any vote for a Business Combination, all of the Company’s initial shareholders (“Initial Shareholders”), as well as

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Unaudited Financial Statements

NOTE A — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS  – (continued)

all of its officers and directors, have agreed to vote the ordinary shares owned by them immediately before this offering as well as any ordinary shares acquired in this offering or in the aftermarket in favor of such Business Combination. Additionally, the Company’s Initial Shareholders, as well as all of its officers and directors have agreed not to convert any shares in connection with a shareholder vote to approve a proposed initial Business Combination or to sell their shares to the Company pursuant to any tender offer described above.

The Company’s Initial Shareholders, officers and directors have agreed that the Company will only have 18 months from the closing of the Proposed Offering to consummate its initial Business Combination (or 24 months from the closing of the Proposed Offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months from the closing of the Proposed Offering and the Business Combination relating thereto has not yet been completed within such 18-month period).

NOTE B — BASIS OF PRESENTATION AND GOING CONCERN

Unaudited Interim Financial Information:

The interim financial information as of September 30, 2010 and for the nine months ended September 30, 2010 and September 30, 2009 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

Basis of Presentation:

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Going Concern:

The financial statements have been prepared assuming the Company will continue as a going concern. The Company has generated a net loss, has a working capital deficiency and has no operations. Until such time as the Company may complete the Proposed Offering and receive the proceeds thereof, it remains dependent on loans from its Initial Shareholders, officers and directors as well as favorable credit terms from vendors providing services in connection with the Proposed Offering. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The consummation of the Business Combination is subject to, among other things, execution of a definitive agreement. There can be no assurance that a Business Combination will be consummated. If we are unable to complete the Business Combination by 18 months from the closing of the Proposed Offering or 24 months from the closing of the Proposed Offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months from the closing of the Proposed Offering and the Business Combination relating thereto has not yet been completed within such 18-month period), the Company will distribute the proceeds held in the trust account. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Unaudited Financial Statements

NOTE B — BASIS OF PRESENTATION AND GOING CONCERN  – (continued)

Subsequent Events:

These financial statements were approved by management and are available for issuance on December 22, 2010. Subsequent events have been evaluated through this date.

NOTE C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At September 30, 2010, there were no cash equivalents.

Fair Value of Financial Instruments:

Unless otherwise disclosed, the fair values of financial instruments, including cash and the note payable to related party, approximate their carrying amount due primarily to their short-term nature.

Loss per Ordinary Share:

Loss per share is computed by dividing net loss applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs:

Deferred offering costs consist principally of legal and underwriting fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the completion of the Proposed Offering or charged to expense if the Proposed Offering is not completed.

Income Taxes:

There is, at present, no direct taxation in the Cayman Islands and interest, dividends, and gains payable to the Company are received free of all Cayman Islands taxes. The Company is registered as an “exempted company” pursuant to the Cayman Islands Companies Law (as amended). The Company has received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from such date, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation, or any tax in the nature of estate duty or inheritance tax, will apply to any property composed in or any income arising under the Company, or to the shareholders thereof, in respect of any such property or income. As the Company proceeds with making investments in various jurisdictions, tax considerations outside the Cayman Islands may arise. Although the Company intends to pursue tax-efficient investments, it may be subject to income tax, withholding tax, capital gains tax, and other taxes imposed by tax authorities in other jurisdictions. The Company does not expect to be subject to direct taxation based on net income in the U.S. as long as it maintains its non-U.S. trade or business status. The Company does not expect to invest in any U.S. obligation that will be subject to U.S. withholding taxes.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Unaudited Financial Statements

NOTE C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that reduces ending net assets. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of September 30, 2009. However, the Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of and for the period ended September 30, 2009.

The Company is subject to income tax examinations by major taxing authorities for all tax years since its inception.

The Company may be subject to potential examination by U.S. federal or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the nexus of income among various tax jurisdictions and compliance with U.S. federal or foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recently Accounting Pronouncements:

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE D — PROPOSED OFFERING

The Proposed Offering calls for the Company to offer for public sale up to 5,000,000 units (“Units”). Each Unit consists of one ordinary share and one redeemable ordinary share purchase warrant (“Warrants”). The expected public offering price will be $10.00 per Unit. Each Warrant will entitle the holder to purchase from the Company one ordinary share at an exercise price of $7.50 commencing on the completion of a Business Combination with a target business, and will expire five years from the date of completion of the Business Combination. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the ordinary shares is at least $15.00 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If the Company is unable to deliver registered ordinary shares to the holder upon exercise of warrants during the exercise period, there will be no cash settlement of the warrants and the warrants will expire worthless.

The Company has granted the underwriters a 45-day option to purchase up to 750,000 additional Units to cover over-allotments, if any.

The Company is committed to pay an underwriting discount of 3.2% of the public unit offering price to the underwriters at the closing of the Proposed Offering.

The underwriter and/or its designees has committed to purchase 1,000,000 warrants at a price of $0.50 per warrant, for an aggregate purchase price of $500,000. The sale of the underwriter warrants shall occur in a private placement that will occur simultaneously with the closing of this offering. All of the proceeds we receive from the purchase of the underwriter warrants will be placed in the trust account. The underwriter warrants will become exercisable on the completion of an initial business combination and will expire five years after the completion of an initial business combination, or earlier upon redemption. Each underwriter warrant entitles the holder to purchase one ordinary share at a price of $7.50. The underwriter warrants will be identical to the warrants being offered by this prospectus except that they will be exercisable for cash or on

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Unaudited Financial Statements

NOTE D — PROPOSED OFFERING  – (continued)

a cashless basis, at the holder's option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The purchasers have agreed that the underwriter warrants will not be sold or transferred by them (except to certain permitted transferees) until after we have completed an initial business combination.

NOTE E — RELATED PARTY TRANSACTIONS

Initial Shareholders:

On July 27, 2007, the Company issued 6,250,000 ordinary shares (“Initial Shares”) to the Initial Shareholders for $0.004 per share or a total of $25,000. In December 2007, 1,250,000 shares were purchased from an Initial Shareholder at $0.004 per share or a total of $5,000. These shares were immediately issued to another Initial Shareholder for proceeds of $5,000. In November 2010, the Initial Shareholders contributed back to the Company an aggregate of 4,812,500 ordinary shares for no consideration. Such ordinary shares were immediately cancelled by the Company.

The Initial Shareholders will be required to have up to 187,500 ordinary shares compulsorily repurchased by the Company to the extent that the over-allotment option is not exercised in full or in part by the underwriters as described in Note D. The compulsory repurchase will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding shares after the Proposed Offering (assuming the Initial Shareholders do not purchase Units in the Proposed Offering).

On the effective date of the registration statement relating to the Proposed Offering, the Initial Shareholders will place their Initial Shares into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions (such as (i) transfers to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes or (iii) by private sales made at or prior to the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement), these shares will not be transferable during the escrow period and will not be released from escrow until one year after the consummation of a Business Combination or earlier if, following a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Release of the escrowed shares to the Initial Shareholders is not dependent on employment or affiliation with the Company. Accordingly, there is not a compensation element associated with these escrowed shares.

Note Payable — Shareholder:

On July 25, 2007, the Company issued a $175,000 unsecured promissory note to an officer of the Company. The note is payable on consummation of the Proposed Offering.

Insider Warrants and Underwriter Warrants:

The Company’s Initial Shareholders have agreed to purchase, in a private placement, 4,050,000 warrants at $0.50 per warrant (“Insider Warrants”) simultaneously with the consummation of the Proposed Offering from the Company in a private placement and not as part of the Proposed Offering. Additionally, the underwriters in this Proposed Offering have committed to purchase 1,000,000 warrants (“Underwriter Warrants”) at a price of $0.50 per warrant, for an aggregate purchase price of $500,000. All of the proceeds from these private placements will be placed in a trust account until a Business Combination has been consummated.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Unaudited Financial Statements

NOTE E — RELATED PARTY TRANSACTIONS  – (continued)

The Insider Warrants and Underwriter Warrants will be identical to the Warrants underlying the Units being offered in the Proposed Offering except that if they will not be subject to redemption, the Insider Warrants and Underwriter Warrants may be exercisable on a “cashless basis”, and cannot be sold or transferred until the Company’s completion of a Business Combination. If the Company does not complete a Business Combination, then the $2.525 million proceeds will be part of the distributions to the Public Shareholders from the trust account and the Insider Warrants and Underwriter Warrants will expire worthless.

Service Agreement:

The Company has agreed to pay $10,000 per month for office space and general and administrative services. The office space is being leased from Brasilinvest Group, an affiliate of the Company’s chairman. Services will commence on the effective date of the Proposed Offering and will terminate upon the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the trust account.

Registration Rights:

The holders of the Initial Shares, as well as the holders of the Insider Warrants and Underwriter Warrants (and all underlying securities), will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the registration statement relating to the Proposed Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the Initial Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Insider Warrants and Underwriter Warrants (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation by the Company of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NOTE F — SHAREHOLDERS’ EQUITY

Ordinary Shares:

The Company is authorized to issue 75,000,000 ordinary shares. The holders of the ordinary shares are entitled to one vote for each ordinary share. In addition, the holders of ordinary shares are entitled to receive dividends when, as and if declared by the Company’s board of directors.

Preferred Shares:

The Company is authorized to issue 1,000,000 preferred shares, par value $0.0001 with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2010, the Company has not issued any preferred shares.

NOTE G — PURCHASE OPTION

The Company has also agreed to sell to the representative of the underwriters, for $100, as additional compensation, an option to purchase up to a total of 250,000 Units for $12.50 per Unit. The Units issuable upon exercise of this option are identical to those offered in the Proposed Offering.

The Company will account for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the Proposed Offering resulting in a charge directly to shareholders’ equity. Accordingly, there will be no net effect on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale.

GREEN POWER ENTERPRISES, INC.
(a corporation in the development stage)

Notes to Unaudited Financial Statements

NOTE G — PURCHASE OPTION  – (continued)

The purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the purchase option (the difference between the exercise prices of the purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the purchase option or the Warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the Warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from a registration is available. If the holder is unable to exercise the purchase option or the underlying Warrants, the purchase option or Warrants, as applicable, will expire worthless.

Until , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$50,000,000

Green Power Enterprises, Inc.

5,000,000 Units

PROSPECTUS

Rodman & Renshaw, LLC	EarlyBirdCapital, Inc.

, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Trustees’ fee	$1,000	(1)
SEC Registration Fee	7,531
FINRA filing fee	11,063
Accounting fees and expenses	47,500
NYSE Amex listing fees	65,000
Printing and engraving expenses	35,000
Directors & Officers liability insurance premiums	25,000	(2)
Legal fees and expenses	275,000
Miscellaneous	2,906	(3)
Total	$470,000.00

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company $16,100 for acting as trustee, as transfer agent of the registrant’s ordinary shares, as warrant agent for the registrant’s warrants and as escrow agent.
(2)	This amount represents the approximate amount of director and officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.
(3)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association will provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

(a)  During the past three years, we sold the following ordinary shares without registration under the Securities Act:

Shareholders	Number of Shares
Garnero Trust	4,093,750
Jorio Dauster	1,250,000
Thompson & Knight Global Energy Services, LLC	234,375
Ovidio Antonio De Angelis	234,375
Global Investors, Ltd.	156,250
Gerhard Kurz	156,250
Jacir Bergmann II	62,500
Washington Valente	62,500

Such shares were issued on July 18, 2007 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, accredited, wealthy individuals. The shares issued to the individuals above were sold for an aggregate offering price of $25,000 at an average purchase price of $0.004 per share.

In December 2010, the above individuals and entities sold, such sales being effected as repurchases under Cayman Islands law, back to us an aggregate of 4,812,500 ordinary shares as follows:

•	Rosewood Partners contributed an aggregate of 2,688,750 ordinary shares back to us;
•	Jorio Dauster contributed an aggregate of 1,250,000 ordinary shares back to us;
•	Thompson & Knight Global Energy Services, LLC contributed an aggregate of 234,375 ordinary shares back to us;
•	Ovidio Antônio de Ângelis contributed an aggregate of 211,875 ordinary shares back to us;
•	Global Investors, Ltd. and Gerhard Kurz each contributed an aggregate of 156,250 ordinary shares back to us;
•	Jacir Bergmann II contributed an aggregate of 62,500 ordinary shares back to us; and
•	Washington Valente contributed an aggregate of 52,500 ordinary shares back to us.

In November 2010, Rosewood Partners also transferred an aggregate of 84,132 ordinary shares held by it to the following individuals:

•	36,632 ordinary shares to Mario Garnero;
•	25,000 ordinary shares to João de Almeida Sampaio Filho; and
•	22,500 ordinary shares to Fernando Garnero.

In addition, our initial shareholders have committed to purchase from us 4,050,000 warrants at $0.50 per warrant (for an aggregate purchase price of $2,025,000). These purchases will take place on a private placement basis simultaneously with the consummation of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)  The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
1.2	[Intentionally Omitted]
3.1	Amended and Restated Memorandum and Articles of Association.*
4.1	Specimen Unit Certificate.**
4.2	Specimen Ordinary Share Certificate.**
4.3	Specimen Warrant Certificate.**
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Opinion of Maples and Calder.*
5.2	Opinion of Graubard Miller.*
10.1	Letter Agreement among the Registrant, Rodman & Renshaw and Mario Garnero.*
10.2	[Intentionally Omitted]
10.3	[Intentionally Omitted]
10.4	Letter Agreement among the Registrant, Rodman & Renshaw and Ovidio Antonio de Angelis.*
10.5	[Intentionally Omitted]
10.6	[Intentionally Omitted]
10.7	Letter Agreement among the Registrant, Rodman & Renshaw and Fernando Garnero.*
10.8	Letter Agreement among the Registrant, Rodman & Renshaw and Washington Valente.*
10.9	[Intentionally Omitted]
10.10	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.11	Form of Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Shareholders.*
10.12	[Intentionally Omitted]
10.13	Form of Letter Agreement between Brasilinvest Group and Registrant regarding administrative support.*
10.14	Form of Promissory Note issued to Brasilinvest Group.**
10.15	Form of Registration Rights Agreement among the Registrant and the Initial Shareholders.*
10.16	Form of Subscription Agreements among the Registrant, Graubard Miller, the Initial Shareholders and Rodman & Renshaw.*
10.17	Letter Agreement from the Brasilinvest Group.**
10.18	Letter Agreement among the Registrant, Rodman & Renshaw and João de Almeida Sampaio Filho.*
14	Code of Ethics.**
23.1	Consent of Rothstein, Kass & Company, P.C.
23.2	Consent of Maples and Calder (included in Exhibit 5.1).*
23.3	Consent of Graubard Miller (included in Exhibit 5.2).*
24	Power of Attorney (included on signature page of this Registration Statement).
99.1	Form of Audit Committee Charter.*
99.2	Form of Nominating Committee Charter.*

*	To be filed by amendment.
**	Previously filed.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2010.

GREEN POWER ENTERPRISES, INC.
By: /s/ Fernando Garnero Name: Fernando Garnero Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mario Garnero, Nelson Narciso Filho and Fernando Garnero his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Mario Garnero Mario Garnero	Co-Non-Executive Chairman of the Board	December 22, 2010
/s/ João de Almeida Sampaio Filho João de Almeida Sampaio Filho	Co-Non-Executive Chairman of the Board	December 22, 2010
/s/ Fernando Garnero Fernando Garnero	President (Principal executive officer) and Director	December 22, 2010
/s/ Ovidio Antonio de Angelis Ovidio Antonio de Angelis	Chief Financial Officer (Principal financial and accounting officer) and Director	December 22, 2010
/s/ Washington Valente Washington Valente	Director	December 22, 2010